UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ZUORA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
Zuora, Inc.
101 Redwood Shores Parkway
Redwood City, California 94065
Notice of 2024 Annual Meeting of Stockholders
May [ ], 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (Annual Meeting) of Zuora, Inc., to be held virtually at www.virtualshareholdermeeting.com/ZUO2024 on Thursday, June 27, 2024, at 9:30 a.m. Pacific Time. Instructions for attending the Annual Meeting are more fully described in the accompanying proxy statement.
We will hold the Annual Meeting for the following purposes, which are more fully described in the Proxy Statement for our Annual Meeting (Proxy Statement):

Proposals		Board Vote Recommendation
1.
To elect Kenneth A. Goldman, Joseph Osnoss, and Tien Tzuo to serve as Class III directors until our 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal.
"FOR" each director nominee

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.	"FOR"

3.	To approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in this Proxy Statement.	"FOR"

4.
To approve the amendment and restatement of Zuora’s Restated Certificate of Incorporation to provide for exculpation of certain officers of Zuora from personal liability under certain circumstances as allowed by Delaware law.
"FOR"

5.
To approve the issuance of the maximum number of shares of our Class A common stock upon (i) conversion of $400,000,000 aggregate principal amount of our 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029 under the related indenture and (ii) exercise of warrants to acquire up to 7,500,000 shares of our Class A common stock.
"FOR"
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. At this time, we are not aware of any other matters to be submitted for consideration at the Annual Meeting.
All of our stockholders of record at the close of business on May 7, 2024, are entitled to attend and vote at the Annual Meeting. Every stockholder vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible via the internet or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend the Annual Meeting. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
On or about May [ ], 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access the Proxy Statement and our 2024 Annual Report on Form 10-K. The Notice provides instructions on how to vote online and by telephone, and how to receive a paper copy of the proxy materials by mail.
Thank you for your ongoing support and continued interest in Zuora.

Very truly yours,

Andrew M. Cohen
Chief Legal Officer and Corporate Secretary
Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and our 2024 Annual Report on Form 10-K are available at: www.proxyvote.com.

Proxy Statement for 2024 Annual Meeting of Stockholders

Cautionary Note Regarding Forward-Looking Statements
This Proxy Statement, including the Compensation Discussion and Analysis section, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), that are based on current and future expectations, forecasts, assumptions, plans and prospects available to us as of the date hereof. Words such as "believes," "may," "will," "determine," "potential," "possible," "continues," "anticipates," "intends," "expects," "could," "would," "projects," "plans," "seek," and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown inherent risks, uncertainties and other factors which may cause the actual results to be materially different than
i

those expressed or implied in such statements. Certain of these risks, uncertainties, and other factors are included in documents we file with the Securities and Exchange Commission, which are available at http://www.sec.gov, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended January 31, 2024, as well as subsequent reports we file from time to time with the SEC. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this Proxy Statement are made only as of the date hereof. Zuora cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, we expressly disclaim any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
This Proxy Statement includes several website addresses and references to additional materials found on those websites, information contained on or available through those websites are not incorporated by reference in or made part of this Proxy Statement and any references to those websites are intended to be inactive textual references only.
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Proxy Statement for 2024 Annual Meeting of Stockholders
PROXY STATEMENT SUMMARY
The following is a summary of certain key information in our Proxy Statement for our 2024 Annual Meeting of Stockholders (Proxy Statement). This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement as well as our Annual Report on Form 10-K for the fiscal year ended January 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) on March 26, 2024 (Annual Report). In this Proxy Statement, we refer to Zuora, Inc., as "Zuora", "the Company", "we", "our" or "us", and we refer to our fiscal year ended January 31, 2024, as "fiscal 2024" or "FY24".
Annual Meeting Information
Time and Date
Thursday, June 27, 2024, at 9:30 a.m. Pacific Time
Virtual Meeting
Live webcast at www.virtualshareholdermeeting.com/ZUO2024. Instructions for attending the 2024 Annual Meeting of Stockholders (Annual Meeting) are more fully described in the accompanying Proxy Statement.
Items of Business

Proposals		Board Vote Recommendation
1.
To elect Kenneth A. Goldman, Joseph Osnoss, and Tien Tzuo to serve as Class III directors until our 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal.
"FOR" each director nominee

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.	"FOR"

3.	To approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in this Proxy Statement.	"FOR"

4.
To approve the amendment and restatement of Zuora’s Restated Certificate of Incorporation to provide for exculpation of certain officers of Zuora from personal liability under certain circumstances as allowed by Delaware law.
"FOR"

5.
To approve the issuance of the maximum number of shares of our Class A common stock upon (i) conversion of $400,000,000 aggregate principal amount of our 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029 under the related indenture and (ii) exercise of warrants to acquire up to 7,500,000 shares of our Class A common stock.
"FOR"
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. At this time, we are not aware of any other matters to be submitted for consideration at the Annual Meeting.
Record Date
Only stockholders of Zuora's Class A common stock or Class B common stock at the close of business on May 7, 2024 (the Record Date), are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Each share of Zuora's Class A common stock represents one vote and each share of Zuora's Class B common stock represents ten votes.
Voting
Your vote is important. We encourage you to read the accompanying Proxy Statement carefully and to vote your shares as soon as possible, whether or not you plan to attend the Annual Meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this Proxy Statement. We encourage you to submit your proxy or voting instructions via the internet, which is convenient, helps reduce the environmental impact of our Annual Meeting and saves significant postage and processing costs.

Fiscal 2024 Business Highlights
Our business highlights for fiscal 2024 include the following:
•Subscription revenue grew 13% year-over-year, or 15% on a constant currency basis.
•Our Annual Recurring Revenue (ARR) was $403.1 million compared to $365.0 million as of January 31, 2023, representing ARR growth of 10%.*
•We improved our total gross margin by over 460 basis points to 66% for the year, compared to 61% last year.
•We processed $139.9 billion of billing transactions and payments volume, an increase of 10% year-over-year. We also processed $212.8 billion of revenue volume, an increase of 12% year-over-year.
•We issued $150.0 million of convertible senior unsecured notes to Silver Lake (as defined below) in September 2023 and held more than $500.0 million in cash, cash equivalents and short-term investments as of January 31, 2024.
•In January 2024, we approved a reduction of our workforce by 8% net that is designed to drive efficiency and optimization throughout the organization.
* Annual Recurring Revenue (ARR) is a key operational and financial metric. Please refer to Annex A of this Proxy Statement to see how we calculate ARR.
Board of Directors Snapshot
Our Board of Directors (Board or Board of Directors) is divided into three classes with staggered three-year terms. The following table and graphs provide summary information about our director nominees and continuing directors as of May 1, 2024.
Director Nominees and Continuing Directors; Committee Membership as of May 1, 2024

				Term Exp(1)	Committee Membership(2)
Name	Age	Director Since	Class		Audit	Compensation	Nominating & Corporate Governance
Director Nominees:
Kenneth A. Goldman	74	Feb 2016	III	2024	Chair
Joseph Osnoss	46	Mar 2022	III	2024
Tien Tzuo Chairman of the Board and CEO	56	Nov 2007	III	2024
Continuing Directors:
Omar P. Abbosh	58	Jul 2020	II	2026			Chair
Sarah R. Bond	45	Jul 2020	II	2026
Jason Pressman Lead Independent Director	50	Sep 2008	II	2026	Member	Member
Laura Clayton McDonnell	63	Jan 2022	I	2025		Member
Amy Guggenheim Shenkan	59	Jan 2022	I	2025	Member		Member
Timothy Haley	69	Oct 2010	I	2025		Chair	Member
John D. Harkey, Jr.	63	Apr 2024	I	2025		Member	Member
____________________
(1) Each director's respective three-year term expires at the annual meeting of stockholders to be held during the year indicated. If our director nominees are re-elected at our Annual Meeting, their respective terms will expire at our 2027 annual meeting of stockholders.
(2) If our director nominees are re-elected at our Annual Meeting, the committee composition immediately following the Annual Meeting will be unchanged.

Board Attributes

GENERAL INFORMATION ABOUT THE MEETING
Information About Solicitation and Voting
This Proxy Statement is solicited on behalf of the Board of Directors of Zuora for use at our Annual Meeting, and any adjournment or postponement thereof, to be held virtually at www.virtualshareholdermeeting.com/ZUO2024 on Thursday, June 27, 2024, at 9:30 a.m. Pacific Time.
This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares with respect to the proposals described herein.
The Notice of Internet Availability of Proxy Materials (Notice), this Proxy Statement, and the accompanying form of proxy were first distributed and made available on the internet to stockholders on or about May [ ], 2024. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.
Internet Availability of Proxy Materials
In accordance with rules of the SEC, we are using the internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
Our Proxy Statement and our Annual Report can be accessed directly at www.proxyvote.com.
Attending and Participating in Our Annual Meeting
•Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/ZUO2024.
•The meeting will begin promptly at 9:30 a.m. Pacific Time. Online check-in will begin at 9:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
•Stockholders will need the 16-digit control number provided in your proxy materials to attend the Annual Meeting at www.virtualshareholdermeeting.com/ZUO2024. You will need your control number to vote electronically during the Annual Meeting, ask questions and view a list of registered stockholders as of the Record Date (as defined above). If you do not have a 16-digit control number, visit www.virtualshareholdermeeting.com/ZUO2024 and register as a guest. If you join as a guest, you will not be able to vote your shares or ask questions during the Annual Meeting.
•Stockholders of record and beneficial owners (who have obtained a legal proxy) as of the Record Date may vote their shares electronically during the Annual Meeting.
•If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/ZUO2024, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting, we will respond to your question during the live webcast, subject to time constraints. Questions that are substantially similar may be grouped and answered together to avoid repetition. Only questions pertaining to the proposals to be acted on at the Annual Meeting will be answered and we reserve the right to exclude questions that are irrelevant to meeting matters or to the business of Zuora, derogatory or in bad taste, related to pending or threatened litigation, personal grievances, or are otherwise inappropriate (as determined by the chair of the Annual Meeting).
•If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened or whether the meeting will need to be reconvened on a later day. In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/ZUO2024. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.
Record Date; Quorum
Stockholders of record and beneficial owners (who have obtained a legal proxy) of our Class A common stock and Class B common stock at the close of business on May 7, 2024, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had [_______] shares of Class A common stock and [_______] shares of Class B common stock outstanding and entitled to vote.
In order to hold the Annual Meeting, there must be a quorum, which means that the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) issued and outstanding and entitled to vote at the meeting, are present in person or represented by proxy as of the Record Date at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you attend and vote your shares at the Annual Meeting or if you have properly submitted a proxy. A quorum, once established at a meeting, will not be broken by the withdrawal of enough votes to leave less than a quorum.
For ten days prior to the Annual Meeting, a list of registered stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders for any purpose relevant to the meeting at our principal executive offices at 101 Redwood Shores Parkway, Redwood City, California 94065 during ordinary business hours. The list of registered stockholders will also be available to our stockholders during the Annual Meeting through our virtual meeting platform.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, each share of Class A common stock represents one vote and each share of Class B common stock represents ten votes. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote your shares at the Annual Meeting or prior to the Annual Meeting over the internet, by telephone, or, if you receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you are not the stockholder of record and therefore may not vote your shares at the Annual Meeting unless you request and obtain a legal proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Required Vote:

Each Class III director will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the three individuals nominated for election to our Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL” nominees, “WITHHOLD ALL” authority to vote for the nominees, or “FOR ALL EXCEPT” the nominee or nominees you specify. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, requires the affirmative vote of a majority of the voting power of the shares entitled to vote on such matter that are present in person or represented by proxy at the Annual Meeting and are voted “FOR” or “AGAINST,” the matter. You may vote “FOR,” “AGAINST,” or "ABSTAIN" on the proposal. Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers (NEOs) requires the affirmative vote of a majority of the voting power of the shares entitled to vote on such matter that are present in person or represented by proxy at the Annual Meeting and are voted “FOR” or “AGAINST,” the matter. You may vote “FOR,” “AGAINST,” or "ABSTAIN" on the proposal. Approval of the amendment and restatement of Zuora’s Restated Certificate of Incorporation as currently in effect (the Current Charter) to provide for exculpation of certain officers of Zuora from personal liability under certain circumstances as allowed by the General Corporation Law of the State of Delaware (DGCL), requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of Zuora. Approval of the issuance of the maximum number of shares of Class A common stock upon (i) conversion of the Notes under the Indenture (as defined below) and (ii) exercise of the Warrants requires the affirmative vote of a majority of the voting power of the shares entitled to vote on such matter that are present in person or represented by proxy at the Annual Meeting and are voted “FOR” or “AGAINST,” the matter. You may vote “FOR,” “AGAINST,” or "ABSTAIN" on the proposal. For each proposal, except with respect to the election of directors, abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and entitled to vote on the matter and will have no effect on a proposal. A "WITHHOLD ALL" vote with respect to the election of directors will have the same effect as an abstention.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon, except with respect to the approval to amend and restate the Current Charter, in which case broker non-votes will have the same effect as votes "AGAINST". Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Board of Directors' Voting Recommendations

Our Board of Directors recommends that you vote “FOR ALL” Class III director nominees named in this Proxy Statement (Proposal No. 1), “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 (Proposal No. 2), “FOR” the approval, on a non-binding advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement (Proposal No. 3), "FOR" the approval of the amendment and restatement of Zuora’s Current Charter to provide for exculpation of certain officers of Zuora from personal liability under certain circumstances as allowed by the DGCL (Proposal No. 4), and "FOR" the approval of the issuance of the maximum number of shares of Class A common stock upon (i) conversion of the Notes under the Indenture and (ii) exercise of the Warrants (Proposal No. 5).

None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than our directors with respect to Proposal No. 1 (director nominee elections), our executive officers with respect to Proposal No. 3 (advisory vote on the compensation to our NEOs), our executive officers with respect to Proposal No. 4 (vote to approve the amendment and restatement of Zuora's Current Charter, to provide for exculpation of certain officers of Zuora from personal liability under certain circumstances as allowed by the DGCL), and Joseph Osnoss, one of our directors, and Managing Director of Silver Lake with respect to Proposal No. 5 (issuance of the maximum number of shares of Class A common stock upon (i) conversion of the Notes under the Indenture and (ii) exercise of the Warrants).
Voting Instructions; Voting of Proxies
If you are a stockholder of record or a beneficial owner with a legal proxy, you may:
•vote at the Annual Meeting—in order to do so, you will need to visit www.virtualshareholdermeeting.com/ZUO2024 while the polls are open (you will need the virtual control number included on your Notice or proxy card);
•vote via the internet—in order to do so, please follow the instructions shown on your proxy card for submitting your proxy over the internet;
•vote by telephone—in order to do so, please use the telephone number on your proxy card; or
•vote by mail—if you receive a paper proxy card and voting instructions by mail, you should complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.
Unless you plan to vote at the Annual Meeting, your vote must be received by 11:59 p.m. Eastern Time on Wednesday, June 26, 2024, in order for it to be included in the ballots cast for the proposals presented in this Proxy

Statement. For stockholders of record, submitting your proxy over the internet or, if you receive a paper proxy card, by mail will not affect your right to vote during the Annual Meeting, should you properly register and decide to attend the Annual Meeting.
If you are a beneficial owner, i.e., not the stockholder of record, please refer to the voting instructions provided by your nominee on how to direct your nominee to vote your shares. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Five proposals will be presented at the Annual Meeting.
•For Proposal No. 1, you may vote “FOR ALL” nominees to our Board of Directors, “WITHHOLD ALL” authority to vote for the nominees or “FOR ALL EXCEPT” the nominee or nominees you specify.
•For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting.
•For Proposal No. 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting.
•For Proposal No. 4, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting.
•For Proposal No. 5, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
If you indicate a choice on your proxy card on a particular proposal to be acted upon, the shares will be voted as you indicated. If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Our proxy holders are Tien Tzuo and Andrew Cohen. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If your shares are registered in more than one name or are registered in different accounts, you will receive a proxy card for each such registered name or account. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card over the internet or by mail. If you received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. In addition, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote over the internet or by telephone, you are responsible for any internet or phone access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again over the internet or by telephone; or
•voting at the Annual Meeting while the polls are open by visiting www.virtualshareholdermeeting.com/ZUO2024 (note that attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and will be published in a Current Report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting.
CORPORATE GOVERNANCE
Corporate Governance Highlights
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders. Our Board of Directors and management regularly review and discuss the Company's corporate governance practices in light of applicable laws, regulations, and business needs, stockholder interests and feedback and make informed decisions about what it believes to be in the best interests of our stockholders. Our commitment to good corporate governance is reflected in the practices of our Board of Directors and its committees, as described below.

Lead Independent Director
Our Board of Directors annually appoints a Lead Independent Director to provide an appropriate balance in our Board structure (in light of our chief executive officer (CEO) serving as Chairman of the Board), enabling robust governance practices and strong leadership while effectively maintaining the Board of Directors’ independence and oversight of management. Our Lead Independent Director encourages direct dialogue between all directors and management.

Director Independence
All of our Board members, other than our CEO, are independent under the NYSE Listed Company Manual, applicable rules and regulations promulgated by the SEC, and Zuora's Corporate Governance Guidelines (Corporate Governance Guidelines).

Committee Independence
Our Audit Committee (Audit Committee), Compensation Committee (Compensation Committee) and Nominating and Corporate Governance Committee (Governance Committee) are each composed of independent directors only.

Risk Oversight	The Board of Directors and its committees regularly oversee business, strategic, operational and financial risks facing Zuora, including cybersecurity risks and mitigation plans.
Executive Sessions
Independent members of our Board of Directors and its committees have the opportunity to meet regularly in executive sessions without management, either before or following meetings of our Board of Directors or its committees, as applicable. Any independent director can request an additional executive session to be scheduled.

Board of Director Attendance	All of our directors attended at least 75% of meetings of the Board of Directors during their term of service and any committees on which they served in fiscal 2024.
Board Diversity
The composition of our Board of Directors encompasses a broad range of skills, expertise, breadth of experience, industry knowledge and gender and ethnic diversity. Currently, 30% of our directors self-identify as women and 30% self-identify as ethnically diverse.

Board Tenure
There are no term limits for directors and the Board does not believe that a fixed retirement age for directors is necessary or appropriate at this time. Our Governance Committee annually makes recommendations to our Board of Directors with respect to the composition of our Board and its committees. Our Board of Directors’ balanced approach to refreshment results in an appropriate mix of newer directors who can bring fresh perspectives and ideas and directors with historical context and background on Zuora. Three directors have joined the Board since January 2022.

Other Public Company Directorships and Commitments
All our directors must ensure their existing and planned commitments to other public companies do not interfere with their service as a member of our Board of Directors. Directors should notify the chairperson of the Board and Zuora’s Chief Legal Officer before accepting an invitation to serve on the board of directors of another public company and no director may serve on more than five public company boards, including our Board. The Chief Executive Officer may not serve on more than two public company boards (including Zuora). The Governance Committee advises the Board on whether any member of the Audit Committee should be permitted to sit upon the audit committees of more than three public companies (including Zuora) and the Board determines if such service impairs the member’s ability to serve on our Board.

Board of Directors Self-Evaluations	Our Board of Directors and each of its committees evaluates, with oversight by the Governance Committee, and discusses its respective performance and effectiveness annually.
Board of Directors Oversight Roles
Our Board of Directors oversees the management of our business and affairs, as provided by the DGCL, and conducts its business through meetings of the Board of Directors and three standing committees: Audit Committee, Compensation Committee, and Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors as it may deem appropriate.

Corporate Governance Guidelines
Our Corporate Governance Guidelines set forth expectations for directors, director independence standards, board committee structure and functions, CEO performance evaluation and succession planning, the role of our Lead Independent Director, and other policies and guidelines relating to the Board of Directors. Our Corporate Governance Guidelines are available on our website at https://investor.zuora.com/Environmental-Social-Governance/governance-documents. Our Governance Committee reviews the Corporate Governance Guidelines periodically and changes are recommended to our Board of Directors as warranted.
Board Leadership Structure
Our Board of Directors believes it is important to have flexibility in selecting the leadership structure for our Chairman and Board. Accordingly, our Corporate Governance Guidelines allow for the positions of Chairman and CEO to be held by the same person. Each year, our Board of Directors evaluates whether its leadership structure is appropriate to effectively address the specific needs of our business and the long-term interests of our stockholders. Our Board has determined that Mr. Tzuo is well qualified to serve in the combined role of Chairman of the Board and CEO. While our independent directors bring experience, oversight, and expertise from outside of Zuora, Mr. Tzuo brings strategic vision to our business as a co-founder with a broad and deep knowledge of our solution, business operations, the software technology industry, and competitive landscape, as well as extensive experience in serving as our CEO. In addition, Mr. Tzuo's service as both our Chairman and CEO enables decisive leadership, ensures clear accountability and enhances the Board's ability to focus on the issues most strategic to Zuora.
Our Corporate Governance Guidelines provide that, when the positions of chairperson and chief executive officer are held by the same person, our Board of Directors will designate a “Lead Independent Director” by a majority vote of the independent directors. Jason Pressman, who has served as our Lead Independent Director since March 1, 2022, was reappointed as our Lead Independent Director upon the recommendation of our Governance Committee. Mr. Pressman was selected as our Lead Independent Director because of his extensive experience with Zuora and his corporate finance and technology expertise gained in the venture capital industry serving on the boards of directors of various technology companies.
Our Board of Directors believes that the responsibilities assigned to Mr. Pressman as our Lead Independent Director helps ensure a dedicated, independent, and active Board of Directors and, moreover, that with Mr. Pressman serving as our Lead Independent Director and Mr. Tzuo serving in the combined role of Chairman and Chief Executive Officer, there is an appropriate balance in our Board structure, enabling strong leadership while effectively maintaining the Board of Directors’ independence and oversight of management. In particular, this structure capitalizes on the expertise and experience of Messrs. Tzuo and Pressman. It permits Mr. Tzuo to serve as a bridge between our Board of Directors and management, helping both to act with a common purpose and providing critical leadership for executing our long-term strategy and confronting challenges, while Mr. Pressman ensures independence of our Board of Directors from management. Independent directors meet regularly in executive session, without management, with such sessions chaired by Mr. Pressman as Lead Independent Director. Mr. Tzuo, as the only management director, does not participate in sessions of independent directors.
The responsibilities of our Lead Independent Director include:
•scheduling and setting the agenda for meetings of the Board in consultation with the Chairman;
•serving as chairperson of Board meetings when the Chairman is not present;
•presiding at executive sessions of independent directors;
•serving as a liaison between the Chairman and the independent directors;
•consulting with the Chairman regarding the information sent to our Board of Directors in connection with its meetings;
•having the authority to call meetings of our Board of Directors and meetings of the independent directors;
•being available under appropriate circumstances for consultation and direct communication with stockholders;
•encouraging dialogue between the independent directors and management; and
•performing such other functions and responsibilities as requested by our Board of Directors from time to time.
Independence of Directors
The Listed Company Manual of the NYSE generally requires that a majority of the members of a listed company’s board of directors and each member of a listed company’s audit, compensation, and nominating/corporate governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.
Our Governance Committee conducts an annual review of the independence of our directors with input from management and makes recommendations to our Board of Directors as to independence determinations. In its most recent review, our Board of Directors determined that Omar P. Abbosh, Sarah R. Bond, Laura Clayton McDonnell, Kenneth A. Goldman, Amy Guggenheim Shenkan, Timothy Haley, John D. Harkey, Joseph Osnoss, and Jason Pressman, representing all of our current directors other than our CEO, Tien Tzuo, are “independent directors” as defined under the applicable Listed Company Manual standards of the NYSE and the applicable rules and regulations promulgated by the SEC. Our Board of Directors has also determined that all members of our Audit Committee and Compensation Committee, and Governance Committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees, as applicable.
Standing Committees of Our Board of Directors
Our Board of Directors has established the following standing committees: Audit Committee, Compensation Committee, and Governance Committee. Each of these committees has a written charter approved by our Board of Directors. Copies of the charters for each standing committee are available on our website at https://investor.zuora.com/Environmental-Social-Governance/governance-documents. The principal responsibilities of each Board committee are summarized below. For a more extensive description of committee functions, please refer to the committee charters.

Audit Committee
Members	Kenneth A. Goldman (Chair), Jason Pressman and Amy Guggenheim Shenkan
Number of fiscal 2024 meetings	Fifteen
Key Responsibilities
•Reviewing and discussing with management and Zuora's independent auditors the Company's quarterly and annual financial results and the related earnings press releases and earnings guidance, including to analysts and, if applicable, rating agencies.
•Reviewing the Company's quarterly and annual financial statements.
•Selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements.
•Ensuring the independence of the independent registered public accounting firm.
•Discussing the scope, fees, timing of the audit, and results of the audit with the independent registered public accounting firm and the examination and accompanying management letters, all critical audit matters proposed by the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results.
•Overseeing the review of any complaints and submissions received under the Company's ethics policies and determining the appropriate response and remedy, as well as reviewing any allegations of fraud involving management or any employee of the Company with a significant role in the Company's accounting and financial reporting process and systems of internal controls.
•Considering the adequacy of our internal controls and internal audit function.
•Overseeing our internal audit function, including reviewing and approving our internal audit plan, responsibilities, budget and staffing.
•Overseeing cybersecurity and information technology risks, controls and procedures, and mitigation plans.
•Reviewing the status of any significant legal matters and any material reports or inquiries received from regulators or government agencies that could reasonably be expected to have a significant impact on the Company's financial statements.
•Reviewing the Company's Insider Trading Policy, Related Party Transactions Policy, and recommending changes to the Board of Directors for approval.
•Periodically reviewing the Company's Ethics Reporting and Complaint Policy and approving changes as the Audit Committee considers necessary or advisable.
•Reviewing and approving or ratifying any material related party transactions or those that require disclosure.
•Approving or, as permitted, pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm.

Independence	Each member of our Audit Committee is independent under the NYSE Listed Company Manual and applicable SEC rules and regulations.
Audit Committee financial experts	Our Board of Directors has determined that Messrs. Goldman and Pressman each qualify as an "audit committee financial expert" within the meaning of the regulations of the SEC.

Compensation Committee
Members	Timothy Haley (Chair), Laura Clayton McDonnell, John D. Harkey, Jr., and Jason Pressman
Number of fiscal 2024 meetings	Four
Key Responsibilities
•Reviewing and approving the selection of our peer companies for compensation and assessment purposes.
•Reviewing and approving the compensation of our executive officers, other than our CEO whose compensation is approved by our Board of Directors, and providing recommendations to the independent members of the Board of Directors regarding the CEO's compensation.
•Evaluating the performance of our CEO in light of our relevant goals and objectives, competitive market data and such other factors as may be relevant.
•Reviewing the results of stockholder votes on compensation matters and, to the extent the Compensation Committee determines appropriate, take the results into consideration in connection with the review and approval of executive officer compensation.
•Reviewing and recommending to our Board of Directors the compensation of our non-employee directors.
•Administering and interpreting our executive bonus program and equity-based compensation plans, including establishing parameters for delegated authority to issue equity awards.
•Reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans, and the number of shares reserved for issuance thereunder.
•Overseeing the annual risk assessment of our compensation programs as generally applicable to employees to identify and, if necessary, mitigate any potential material risks that may be created by such programs.
•Reviewing our overall compensation strategy.

Independence	Each member of our Compensation Committee is independent under the NYSE Listed Company Manual and applicable SEC rules and regulations.

Governance Committee
Members	Omar P. Abbosh (Chair), Amy Guggenheim Shenkan, Timothy Haley, and John D. Harkey, Jr.
Number of fiscal 2024 meetings	Three
Key Responsibilities
•Identifying and recommending candidates for membership on our Board of Directors.
•Annually recommending directors to serve on committees of our Board of Directors.
•Reviewing and making recommendations to the Board regarding any stockholder proposals that relate to corporate governance matters.
•Reviewing and recommending any changes as appropriate to our Corporate Governance Guidelines, Code of Conduct and certain other governance-related policies, as well as reviewing proposed waivers of our Code of Conduct for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the Board of Directors).
•Reviewing CEO succession plans, including in the event of retirement or emergency, and making recommendations to our Board of Directors.
•Evaluating and overseeing the process of evaluating the performance of our Board of Directors and each committee annually, as well as annually conducting a self-evaluation of the Governance Committee and its members.
•Overseeing our policies and practices relating to corporate social responsibility and environmental sustainability matters.
•Assisting our Board of Directors on corporate governance matters.

Independence	Each member of our Governance Committee is independent under the NYSE Listed Company Manual and applicable SEC rules and regulations.
Oversight of Corporate Strategy
Our Board of Directors actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, potential corporate development opportunities, and risk management. At its regularly scheduled meetings and throughout the year, our Board of Directors receives information and formal updates from our management and actively engages with the senior leadership team with respect to our corporate strategy. In addition, we hold an extended Board meeting annually in our third fiscal quarter in which the Board and management meet to focus specifically on our corporate strategy. Our Board of Directors’ diverse skill set and experience enhances its ability to support management in the execution and evaluation of our corporate strategy. The independent members of our Board also hold regularly scheduled executive sessions at which strategy is discussed.
Our Board of Directors’ Role in Risk Oversight
Our Board of Directors, as a whole, has responsibility for risk oversight, and the standing committees of our Board oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes and our Board encourages management to promote a culture that manages risk in day-to-day operations. Our management reporting processes are designed to provide our Board of Directors and our personnel responsible for risk assessment with visibility into the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management regularly reports on and reviews various strategic and operational risks facing Zuora with the Board, including competitive, economic (including macroeconomic uncertainty, geopolitical tensions, and the impact of inflation, currency exchange rate fluctuations, and high interest rates), operational, financial (including accounting, credit, investment, liquidity and tax), legal (including litigation), regulatory, cybersecurity, privacy, compliance and reputational risks, artificial intelligence and risks related to retention of key employees and management succession plans, among others.
Each committee of our Board of Directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. In particular, each committee has the respective oversight responsibilities regarding risk management set forth below.

Committee	Primary Areas of Risk Oversight
Audit
•Review our major financial risk exposures and discuss assessment and the management and monitoring of such risks with management and our independent auditor.
•Assess risks related to financial reporting and controls.
•Evaluate risks related to information technology security, cybersecurity and data security.
•Oversee the review of our anonymous and confidential ethics reporting system, which enables and encourages any employee to submit concerns directly to senior management and the Audit Committee.
•Assess our risks related to financing and taxes.
•Evaluate enterprise risk issues associated with financial reporting, accounting, auditing and tax matters.
•Review and approval of related person transactions.

Compensation
•Assess risks related to our compensation programs and practices.
•Conduct an annual review of our company-wide compensation arrangements.
•Review and provide feedback on employee retention and recruitment strategies.
•Oversee risks related to organizational development matters, including human capital management.

Governance
•Assess risks related to our overall corporate governance, including our governance policies and principles.
•Review and provide recommendations to the Board regarding the composition and structure of our Board and committees, including annual evaluation of our Board and committees.
•Periodic review of CEO succession plans to ensure we are well-positioned to continue to execute on our corporate strategy.
•Oversee risks and practices related to environmental, social and governance (ESG) matters, including corporate social responsibility.

In addition to the respective oversight responsibilities regarding risk management for each committee, information technology and data security, particularly cybersecurity, is a critical component of our enterprise management approach and area of focus for our Board of Directors, which views our diligence in these areas as essential for the success of our company. Our management team provides regular information technology and cybersecurity updates to our Audit Committee, including metrics regarding cyber threat response preparedness, program maturity milestones, risk mitigation status, and the current and emerging threat landscape. In addition, the Audit Committee periodically reviews and provides input regarding the level of information security risk insurance coverage we maintain. The full Board of Directors receives regular updates on the activities of the Audit Committee, including with regard to cybersecurity oversight.
Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During fiscal 2024, our Board of Directors met four times, the Audit Committee met 15 times, the Compensation Committee met four times, and the Governance Committee met three times. During fiscal

2024, each member of our Board of Directors attended at least 75% of all meetings of our Board of Directors and the committees on which the members respectively served.
Executive Sessions
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion, with our Lead Independent Director presiding during these sessions. Mr. Pressman has served as our Lead Independent Director since March 1, 2022.
Board Evaluations
The Board of Directors conducts a robust annual self-evaluation of the Board and its committees. As part of this process, each Board member individually meets with outside counsel to discuss their assessment of the performance of the Board of Directors and its committees, their own performance, and the performance of other Board members. The Chair of our Governance Committee shares feedback received with individual Board members, the Governance Committee, and the full Board of Directors. Our Board reviews and discusses the feedback to continually improve the operation and effectiveness of our Board and committees and to assess and determine the characteristics and critical skills required of prospective candidates for election to the Board.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal 2024 were Mr. Haley, Ms. Clayton McDonnell, and Mr. Pressman. None of the members of our Compensation Committee in fiscal 2024 were at any time during fiscal 2024 or at any other time an officer or employee of Zuora or any of our subsidiaries. In addition, during fiscal 2024, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite each member of our Board of Directors to attend our annual meetings of stockholders. Pursuant to our Corporate Governance Guidelines, directors are encouraged to attend our annual meetings of stockholders, but they are not required to attend. Seven out of ten members of our Board of Directors who were then serving on the Board of Directors attended the 2023 annual meeting of stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board as a group, a committee of our Board of Directors, or one or more individual members of our Board (including our Chairman or Lead Independent Director) may do so by sending written communications addressed to: c/o Chief Legal Officer, Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065. All stockholder communications we receive that are addressed to our Board of Directors will be reviewed and compiled by our Corporate Secretary and provided to the members of our Board of Directors, as appropriate. If the correspondence is not addressed to a particular director, such correspondence will be forwarded, depending on the subject matter, to the Chair of the Audit Committee, Compensation Committee, or Governance Committee. Sales materials, abusive, threatening or otherwise inappropriate materials and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to our directors.
Derivatives Trading, Hedging, and Pledging Policies
Our Insider Trading Policy prohibits our employees, including our executive officers, contractors, consultants, and members of our Board of Directors, and such persons' immediate family members residing with such persons from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging or monetization transactions involving Zuora securities, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer, or member of our Board of Directors, may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
Our Insider Trading Policy also prohibits the pledging of our common stock by our employees, including our executive officers, contractors, consultants, and members of our Board of Directors, unless it can be demonstrated that the pledgee has the financial capacity to repay the loan without resort to the pledged securities, subject to prior approval by our compliance officer.
Corporate Responsibility and Sustainability
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability. Our Governance Committee is responsible for overseeing our corporate social responsibility and environmental sustainability programs.

Zuora's internal environmental, social, and governance (ESG) team is composed of a cross-functional group of leaders within Zuora. This team engages with ESG consultants to help build our strategy and launch programs that best meet the needs of our stakeholders.
Our current corporate responsibility and sustainability programs include:
Diversity and Inclusion; Employee Culture, Well-Being and Engagement. As a global company, we embrace the diversity of our employees, partners, customers, other stakeholders and the communities we collectively serve. We believe our diversity and inclusion efforts are a focus of our stakeholders and their engagement with us, especially those outside of the United States and lead to a positive economic impact. We are committed to developing a diverse and thriving workforce and inclusive ZEO culture. We seek and embrace people who bring diverse backgrounds, perspectives, and experiences and believe this is critical to our success. We continue to build diversity and inclusion into our culture with a focus on creating environments and practices that mitigate bias and allow our employees to be their authentic selves while performing their best work at Zuora.
Our Zuora employee resource groups (ZRGs), which are ZEO-led groups open to all ZEOs that aim to elevate the experiences and interest of underrepresented groups in our workforce, play a key role in this effort. As of January 31, 2024, we had nine ZRGs covering a wide variety of interests.
As part of our inclusion efforts, we also foster multiple ongoing educational opportunities and events for employees to have open and ongoing conversations across teams and with senior leaders on a variety of topics. These are opportunities for continuous learning as well as for Zuora to receive feedback on how we can improve our workplace and culture, while also encouraging a meaningful connection and sense of belonging across our globally-distributed workforce.
As of May 1, 2024, 22% of our executive management team self-identified as women, and 33% self-identified as members of certain other underrepresented groups. As of May 1, 2024, 30% of our Board of Directors self-identified as women and 30% self-identified as members of certain other underrepresented groups.
The overall well-being of our employees is important to us and is an integral part of our company culture. Our global well-being programs include a practice of remote working arrangements, flexible paid time off, life planning benefits, wellness platforms and employee assistance. In addition, we ensure ongoing check-ins with employees by managers to provide additional channels of support and career development. We also regularly seek input from employees, including through broad employee satisfaction surveys on specific issues intended to assess our degree of success in promoting an environment where employees are engaged, satisfied, productive and possess a strong understanding of our business goals.
Community Involvement and Social Impact. Zuora is a member of the Pledge 1% movement and we are committed to leveraging our employees' time and talent to make the communities where we live and work stronger. Our Z-Philanthropy program is powered by passionate employees from around the world who help foster strong relationships between Zuora and our local communities. Z-Philanthropy teams partner with local nonprofits to make a positive social and environmental impact through volunteering and fundraising initiatives. We also have a Matching Gifts program that matches up to $1,000 per employee per year for charitable donations, volunteer time or a combination of the two. In addition, Zuora hosts a Giving Tuesday campaign, which features fundraisers created by employees from around the world for causes that they are passionate about and that are close to their hearts. Every employee receives a $25 credit to donate to one of the fundraisers or to a charitable organization of their choice. We also offer 2:1 matching on all donations employees make with their own funds. In fiscal 2024, our ZEOs donated $224,219 to charitable organizations and collectively volunteered over 3,500 hours of their time.
In addition to our employee giving and volunteering programs, Zuora also donated $500,000 to the Zuora Impact Fund, a donor-advised fund managed by the Tides Foundation. To date, Zuora has donated approximately $5 million of cash and common stock since our initial public offering in 2018. The Tides Foundation uses the proceeds from this equity to make charitable donations to nonprofits helping communities around the world. In fiscal 2024, we disbursed $540,000 from our Impact Fund to organizations focused on sustainability, entrepreneurship, and economic opportunity.
Environmental Sustainability. As a technology software company, we are committed to doing our part to tackle climate change through reducing our carbon footprint. We have measured our carbon footprint for the past three years following guidelines from the GHG Protocol Corporate Accounting and Reporting Standard. We manage energy and emissions, optimize water consumption, and minimize waste. We provide electric vehicle (EV) charging stations at our headquarters in Redwood City, California and all of our facilities use centralized printers and reusable dishware. All of our offices support recycling, and we provide composting bins in kitchen areas at locations where composting is available.
For fiscal 2024, our environmental sustainability achievements include:
•Attained carbon neutrality for the third year in a row by reducing our footprint and purchasing high-quality offsets to mitigate our remaining emissions.

•Reached 100% renewable electricity for our global real estate footprint for the second year in a row by directly sourcing renewable energy, where possible, and purchasing renewable energy credits (RECs).
•Issued our first supplier survey that collected GHG emissions data and reduction goals from our top 245 suppliers, representing 80% of our spend.
•Disclosed environmental data through the Carbon Disclosure Project (CDP) for the second year in a row.
•Supported 10 climate-tech startups using recurring revenue models, including grants of $50,000 to each of ElectricFish and Genvision.
Additional information on our corporate responsibility and sustainability efforts is available on our website at https://investor.zuora.com/Environmental-Social-Governance.
Ethics and Business Conduct. We are committed to ethical business practices and maintain a Global Code of Business Conduct and Ethics (Code of Conduct) that applies to our Board of Directors, officers and employees. As part of our compliance program, our ZEOs and contractors are required to certify that they have read and will comply with our Code of Conduct, affirming their commitment to act with integrity and in compliance with our policies. Our Code of Conduct is available on our website at https://investor.zuora.com/Environmental-Social-Governance/governance-documents. We intend to disclose on our website any future amendments to certain portions of the Code of Conduct or waivers of such provisions granted to executive officers and directors, as permitted under applicable NYSE and SEC rules.
Stockholder Engagement
Zuora is committed to maintaining an active dialogue with our stockholders and broader stakeholder community to understand their viewpoints, hear feedback and be responsive. The stockholder perspectives and feedback that we receive, through direct engagement as well as through voting decisions, provide valuable insight and are discussed with senior management and our Board of Directors for consideration in their decision-making. In fiscal 2024, our management team met with approximately 60% of our top 25 active stockholders and held over 140 meetings with current and prospective stockholders, including at investor meetings, conferences, roadshows and analyst meetings. In addition, we communicate with stockholders and other stakeholders through various methods, including our annual report and SEC filings, proxy statement, news releases and our website. Key themes for our stockholder engagement in fiscal 2024 included financial profile and company strategy, including product, services, partners and go-to-market philosophies, governance, risks, compensation and our ESG program.
Our engagement with our stockholders allows us to obtain feedback on stockholders' perception and understanding of our business, market and industry.
NOMINATION PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Governance Committee in accordance with the Governance Committee’s charter, our Current Charter and amended and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our Board of Directors regarding director candidate qualifications as described under the section titled "Director Qualifications". In recommending candidates for nomination, the Governance Committee will consider candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. In addition, the Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. Mr. Harkey was identified and recommended by a stockholder and appointed in connectin with a cooperation agreement.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Additional Information — Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing and maintaining a diverse, experienced and highly qualified Board of Directors, the Governance Committee regularly assesses the appropriate size, composition and needs of our Board as well as the desired qualifications, expertise and characteristics for membership on our Board and each of the Board committees. Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of our Board of Directors from time to time, our Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet applicable SEC and NYSE Listed Company Manual requirements.

When considering nominees, the Governance Committee takes into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, judgment, financial and other expertise, breadth of experience, knowledge about our business or industry, willingness and ability to devote adequate time and effort to responsibilities of our Board of Directors. Through the nomination process, the Governance Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our Board of Directors’ overall effectiveness. The Governance Committee will also seek appropriate input from our CEO from time to time in assessing the needs of the Board for relevant background, experience, diversity and skills of its members.
Our Board of Directors is made up of highly skilled individuals from the technology and business sectors. The matrix below summarizes our Board members' key skills as a group, and the biographical description of each director set forth in Proposal No. 1 includes a summary of the individual experience, qualifications, attributes and skills of each of our directors that support the Board's decision that each director should serve as a member of our Board of Directors at this time. If an individual is not listed under a particular attribute, it does not signify a director’s lack of ability to contribute in such area.

Director Skills and Experience
	Senior Leadership	Public Company Board	Software and Technology Industry	Sales and Marketing	Company Growth and Scale	Finance and Accounting	Risk Management and Compliance	International Business
O. Abbosh	♦	♦	♦	♦	♦	♦		♦
S. Bond	♦	♦	♦	♦	♦			♦
L. Clayton McDonnell	♦		♦	♦	♦			♦
K. Goldman	♦	♦	♦		♦	♦	♦
A. Guggenheim Shenkan	♦	♦	♦	♦	♦	♦		♦
T. Haley	♦	♦	♦		♦	♦	♦
J. Harkey	♦	♦	♦		♦	♦	♦	♦
J. Osnoss	♦	♦	♦		♦	♦		♦
J. Pressman	♦	♦	♦	♦	♦	♦	♦	♦
T. Tzuo	♦	♦	♦	♦	♦			♦
Arrangements or Understandings Regarding Service as a Director
Investment Agreement
Pursuant to the terms of an investment agreement (Investment Agreement) among Zuora and certain affiliates of Silver Lake Group, L.L.C. (Silver Lake) entered into in March 2022, Silver Lake became entitled to designate one individual to our Board of Directors as long as Silver Lake or its affiliates beneficially own shares of our Class A common stock (assuming conversion of the notes and exercise of the warrants) representing at least four percent (4%) of the outstanding shares of our Class A common stock and Class B common stock (assuming conversion of the notes and exercise of the warrants).
In accordance with the terms of the Investment Agreement, Silver Lake nominated Joseph Osnoss to our Board of Directors in March of 2022. For additional information regarding the Investment Agreement, see "Certain Relationships and Related Party Transactions — Related Party Transactions — Investment by Silver Lake."
Cooperation Agreement
Pursuant to a cooperation agreement (Cooperation Agreement) among Zuora, Scalar Gauge Fund, LP (Scalar Gauge) and certain of its affiliates entered into on April 30, 2024, the Board of Directors increased the size of the Board and appointed John D. Harkey, Jr., effective April 30, 2024, as a Class I director with a term to expire at the 2025 annual meeting of stockholders. Mr. Harkey was also appointed to the Compensation Committee and Governance Committee.

Pursuant to the Cooperation Agreement, if Mr. Harkey ceases to be a director for any reason during the term of the Cooperation Agreement, Scalar Gauge may identify and propose a replacement director.
A summary of the Cooperation Agreement is included in the Company's Current Report on Form 8-K filed with the SEC on April 30, 2024, with the full Cooperation Agreement filed as an exhibit to the Form 8-K.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Mr. Goldman, Mr. Osnoss, and Mr. Tzuo are the Class III directors standing for election at the Annual Meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2025 and 2026, respectively. At the recommendation of our Governance Committee, our Board of Directors proposes that Mr. Goldman, Mr. Osnoss, and Mr. Tzuo, who are currently serving as directors in Class III, each be elected as a Class III director for a three-year term expiring at the 2027 annual meeting of stockholders and until such director's successor is duly elected and qualified or until such director's earlier death, resignation, disqualification, or removal.
Shares represented by proxies will be voted “FOR ALL” nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes for the election of directors.
Nominees to Our Board of Directors
The nominees and their ages, occupations, lengths of service on our Board of Directors as of May 1, 2024, and current (and prospective) committee membership are provided in the table below and in the additional biographical descriptions set forth below the table.

			Committee Membership
Name of Nominee	Age	Director Since	Audit	Compensation	Governance
Class III Nominees:
Kenneth A. Goldman	74	Feb 2016	Chair
Joseph Osnoss	46	Mar 2022
Tien Tzuo Chairman of the Board and CEO	56	Nov 2007
Kenneth A. Goldman has served as a member of our Board of Directors since February 2016. Mr. Goldman served as the President of Hillspire LLC, a family office management company, from September 2017 until April 2022. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc. Prior to this, Mr. Goldman was the Senior Vice President and Chief Financial Officer of Fortinet, Inc., a provider of threat management technologies, from 2007 to 2012. From 2000 until 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc. Mr. Goldman served on the Financial Accounting Standards Board's (FASB) primary Advisory Council from December 1999 to December 2003. From January 2015 to December 2017, Mr. Goldman served for a three-year term as a member of the Public Company Accounting Oversight Board's (PCAOB) Standing Advisory Group. From July 2018 to July 2022, Mr. Goldman served as a member of the Value Reporting Foundation Board (formerly known as the Sustainability Accounting Standards Board (SASB) Foundation), an independent nonprofit responsible for the funding and oversight of SASB. Mr. Goldman currently serves on the boards of directors of Fortinet, Inc., GoPro, Inc., and RingCentral, Inc. Mr. Goldman previously served on the boards of directors of NXP Semiconductors N.V. from August 2010 to June 2022 and TriNet Group, Inc., from August 2009 to August 2020. In addition, he is a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve on our Board of Directors based on his experience serving on the boards of directors of numerous companies, his extensive executive experience, and his prior experience as a member of the FASB's Advisory Council and the PCAOB’s Standing Advisory Group. He provides our Board of Directors with a high level of expertise and significant leadership experience in the areas of finance, accounting, and audit oversight.

Joseph Osnoss has served as a member of our Board of Directors since March 2022. Mr. Osnoss is a Managing Partner of Silver Lake, which he joined in 2002. From 2010 to 2014, he was based in London, where he helped oversee the firm's activities in EMEA. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co., where he focused on mergers, acquisitions, and financings in the technology and telecommunications industries. Mr. Osnoss is currently a member of the boards of directors of EverCommerce Inc., First Advantage Corporation, Global Blue Group Holding AG, Global Payments Inc., and a number of private companies. Mr. Osnoss previously served on the boards of directors of Cornerstone OnDemand, Inc., from December 2017 to October 2021, and Sabre Corporation from March 2007 to April 2021. Mr. Osnoss received his A.B. in Applied Mathematics and a citation in French Language from

Harvard College. He has remained involved in academics, including as a Visiting Professor in Practice at the London School of Economics, a member of the Dean's Advisory Cabinet at Harvard's School of Engineering and Applied Sciences, and a participant in The Polsky Center Private Equity Council at the University of Chicago. We believe Mr. Osnoss is qualified to serve on our Board of Directors due to his extensive experience in private equity investing, domestic and international experience, and service on the boards of directors of other companies.

Tien Tzuo has served on our Board of Directors and as our Chief Executive Officer since November 2007 and as the Chairman of our Board of Directors since December 2017. Prior to joining us, Mr. Tzuo served as Chief Strategy Officer at salesforce.com, inc., a provider of customer relationship management software, from 2005 to 2008, and as Chief Marketing Officer from 2003 to 2005. From July 2020 to July 2022, he was a member of the board of directors of Vonage Holdings Corp., which was acquired by Ericsson in July 2022. He holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Stanford University. We believe that Mr. Tzuo is qualified to serve on our Board of Directors based on the industry perspective and experience that he brings as our founder, Chairman of our Board of Directors, and Chief Executive Officer.
Continuing Directors
The ages, occupations, lengths of service on our Board of Directors as of May 1, 2024, and committee membership of our continuing directors are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

			Committee Membership
Name of Director	Age	Director Since	Audit	Compensation	Governance
Class I Directors:
Laura Clayton McDonnell	63	Jan 2022		Member
Amy Guggenheim Shenkan	59	Jan 2022	Member		Member
Timothy Haley	69	Oct 2010		Chair	Member
John D. Harkey, Jr.	63	April 2024		Member	Member
Class II Directors:
Omar P. Abbosh	58	Jul 2020			Chair
Sarah R. Bond	45	Jul 2020
Jason Pressman Lead Independent Director	50	Sep 2008	Member	Member

Laura A. Clayton (professionally known as Laura Clayton McDonnell) has served as a member of our Board of Directors since January 2022. Since March 2023, Ms. Clayton McDonnell has served as President, Corporates, at Thomson Reuters Corporation, a leading provider of business information services. Prior to joining Thomson Reuters, she served as Senior Vice President, Sales - East, Canada and Latin America at ServiceNow, Inc., from January 2021 to February 2023 and was Vice President, Enterprise Sales - East Region from January 2019 to January 2021. From July 2017 to December 2018, Ms. Clayton McDonnell served as a Vice President at Microsoft Corporation and as a General Manager at Microsoft Corporation from November 2015 to June 2017. Ms. Clayton McDonnell currently serves on the board of the Women's Forum of New York City, is a member of Women's United of United Way of New York City and is an Advisory Committee Member for the Belfer Center for Innovation and Social Impact. Ms. Clayton McDonnell holds a B.S. from San Jose State University and a J.D. and M.B.A. from the University of California, Berkeley. We believe Ms. Clayton McDonnell is qualified to serve on our Board of Directors based on her substantial experience with large enterprise software companies, especially in sales management roles.

Amy Guggenheim Shenkan has served as a member of our Board of Directors since January 2022. Ms. Shenkan has acted as a Senior Advisor to Altamont Capital Partners since June 2021 and serves on the boards of its portfolio companies, Byrider Sales of Indiana S, LLC, dba Byrider, and Hybrid Promotions, LLC, dba Hybrid Apparel. Previously, she served as the President and Chief Operating Officer of Common Sense Media from February 2011 to December 2017. Prior to joining Common Sense Media in 2011, Ms. Shenkan was a digital transformation expert with McKinsey & Company, Inc. Ms. Shenkan previously served on the board of directors of Ritchie Bros. Auctioneers Incorporated from July 2017 to April 2022, and she currently serves on the Global Advisory Board of Harvard Business School and the board of directors of Pickles Auctions, a private company. Ms. Shenkan holds a B.A. from the University of Michigan and an M.B.A. from Harvard Business School. We believe Ms. Shenkan is qualified to serve on our Board of Directors based on her extensive executive management and consulting experience, including advising companies across various industries on digital and business transformations, as well as her experience serving on public company boards.

Timothy Haley has served as a member of our Board of Directors since October 2010. Mr. Haley is a Managing Director at Redpoint Ventures, a venture capital firm, which he co-founded in 1999. Prior to co-founding Redpoint Ventures, Mr. Haley was a Managing Director of Institutional Venture Partners, a venture capital firm. From 1986 to 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the boards of directors of Netflix, Inc., 2U, Inc., and thredUP Inc. Mr. Haley is also on the Board of Trustees of Santa Clara University. Mr. Haley holds a B.A. in Philosophy from Santa Clara University. We believe Mr. Haley is qualified to serve on our Board of Directors based on his strategic and financial experience. He has evaluated, invested in, and served as a board member of numerous companies. His executive recruiting background also provides our Board of Directors with insight into talent selection and management.

John D. Harkey, Jr. has served as a member of our Board of Directors since April 2024. He has served as the principal and founder of JDH Investment Management, LLC, an investment advisory firm, since 2007, and as chairman and chief executive officer of Consolidated Restaurant Operations, Inc., a full-service and franchise restaurant company, since 1998. Mr. Harkey is also co-founder, and serves on the board of directors, of Cessation Therapeutics, a developer of vaccines for addictions to fentanyl, heroin and nicotine, since June 2018 and co-founder and chairman of the board of Dialectic Therapeutics, which develops cancer immunotherapies, since 2019. In addition, he was a co-founder of AveXis, Inc., a biotechnology company, from 2010 until it was acquired in 2018 by Novartis AG, and served as executive chairman from 2010 to 2015. Mr. Harkey currently serves on the board of directors of Lions Gate Entertainment Corp., and previously served on the boards of directors of Sumo Logic, Inc., Loral Space & Communications, Inc., Emisphere Technologies, Inc., Energy Transfer Equity, LP, Energy Transfer Partners, LP, Regency Gas Partners, LP, Leap Wireless, Inc., Pizza Inn, and Fox & Hound Restaurant Group. Mr. Harkey holds a B.B.A. in Business Honors from the University of Texas at Austin, a J.D. from the University of Texas School of Law, and an M.B.A. from Stanford Graduate School of Business. We believe Mr. Harkey is qualified to serve on our Board of Directors based on his extensive operational experience as a private investor, chief executive and his experience as a director, both in public and private companies, across a wide range of industries.

Mr. Harkey was appointed to our Board on April 30, 2024, pursuant to the Cooperation Agreement (see "Arrangements or Understandings Regarding Service as a Director—Cooperation Agreement" for more information.

Omar P. Abbosh has served as a member of our Board of Directors since July 2020. Since January 2024, Mr. Abbosh has served as Chief Executive Officer and Executive Director of Pearson plc, one of the largest education companies in the world, providing educational products and services to institutions, governments, and individual learners. From June 2020 to December 2023, Mr. Abbosh held senior roles at Microsoft Corporation, a multinational technology company, most recently serving as President, Industry Solutions. Prior to that, Mr. Abbosh served as Chief Executive Officer, Communications, Media & Technology, at Accenture plc, a professional services firm, from July 2018 to November 2019. From March 2015 to July 2018, Mr. Abbosh served as Accenture's Chief Strategy Officer and from September 2008 to March 2015, he served as Accenture's Managing Director, Resources UK & Ireland, and Senior Managing Director, Growth & Strategy, Resources. From 1989 to 2008, Mr. Abbosh held various other leadership roles at Accenture in strategy, corporate development and consulting. Mr. Abbosh holds a B.A. and an M.A. in Electronic and Software Engineering from the University of Cambridge and an M.B.A. from INSEAD in Fontainebleau, France. We believe Mr. Abbosh is qualified to serve on our Board of Directors based on his extensive business, corporate development and industry experience, including his expertise in strategic global alliances and partnerships.

Sarah R. Bond has served as a member of our Board of Directors since July 2020. Since November 2023, Ms. Bond has served as President of Xbox, part of Microsoft Corporation, a multinational technology company. Prior to Ms. Bond’s current role, since joining Microsoft in April 2017 she has held several senior roles, including Corporate Vice President, Gaming Ecosystem and Corporate Vice President, Gaming Partnerships & Business Development. From September 2015 to April 2017, she served as Senior Vice President, Strategy & Emerging Business at T-Mobile US, Inc., a wireless network operator, and held various other senior roles at T-Mobile since March 2011. From September 2006 to March 2011, Ms. Bond held various leadership roles with McKinsey & Company, focused on consumer digital businesses. She currently serves on the board of directors of Chegg, Inc. Ms. Bond holds a B.A. from Yale University and an M.B.A. from Harvard University. We believe Ms. Bond is qualified to serve on our Board of Directors based on her broad business, industry and technology experience, including her background with disruptive technologies in the traditional software, gaming and telecommunications industries.

Jason Pressman has served as a member of our Board of Directors since September 2008. Mr. Pressman is a Managing Director at Shasta Ventures, a venture capital firm, where he has worked since 2005. Prior to Shasta Ventures, Mr. Pressman served as a Vice President of Strategy and Operations at Walmart.com, a subsidiary of Wal-Mart Stores, Inc., a worldwide retailer, from 2000 to 2004. Mr. Pressman currently serves on the boards of directors of Nextdoor

Holdings, Inc., and a number of private companies. Mr. Pressman holds a B.S. in Finance from the University of Maryland, College Park and an M.B.A. from Stanford University. We believe Mr. Pressman is qualified to serve on our Board of Directors based on his operations and strategy experience gained from the retail industry and his corporate finance expertise gained in the venture capital industry serving on the boards of directors of various technology companies.

There are no family relationships among our directors and executive officers.
Non-Employee Director Compensation Arrangements
Our Compensation Committee, after considering the information, analysis and recommendation provided by our independent compensation consultant, Compensia, Inc. (Compensia), including data regarding compensation paid to non-employee directors by companies in our compensation peer group (as described in “Compensation Discussion and Analysis — Peer Group Companies for Competitive Positioning”), evaluates the appropriate level and form of compensation for non-employee members of our Board of Directors and recommends changes to the compensation of our Board of Directors when appropriate. The compensation arrangements described below applied to all of our non-employee directors for our fiscal year ending January 31, 2024, and there were no changes to such compensation from the prior fiscal year.
Non-Employee Director Cash Compensation
Each non-employee director was entitled to receive an annual cash retainer for service on our Board of Directors and each committee during fiscal 2024 as follows:

Director Position	FY24 Annual Cash Retainer ($)
Board of Directors:
Lead Independent Director(1)	16,000
Member	30,000
Committee Chairperson:
Audit Committee	20,000
Compensation Committee	12,800
Governance Committee	7,900
Committee Member:
Audit Committee	9,300
Compensation Committee	5,000
Governance Committee	4,000
_____________________
(1)    The Lead Independent Director retainer is in addition to the retainer for service as a member of the Board of Directors.
A non-employee director may elect annually to receive restricted stock units (RSUs) in lieu of cash compensation by making an irrevocable election on or prior to January 31 of each year. The number of shares receivable upon such election is calculated by dividing the total amount of cash compensation payable to such director for such fiscal year by the closing price of our Class A common stock on February 1 of such year. These RSUs vest quarterly over one year, so long as the non-employee director continues to serve on our Board of Directors through such each such vesting date, or, if earlier, upon the consummation of a corporate transaction (as defined in our 2018 Equity Incentive Plan (2018 Plan)).
Non-Employee Director Equity Compensation
Our non-employee directors receive equity compensation for their service as directors, which we believe reinforces alignment with our stockholders and is consistent with our overall compensation philosophy. Each non-employee director is entitled to receive RSUs under our 2018 Plan as described below. The policy and amounts described below are those that were in effect during fiscal 2024. Please refer to the section titled "Fiscal 2025 Director Compensation" for the policy and amounts effective as of February 1, 2024.
Initial Appointment RSU Grant. Each new non-employee director appointed to our Board of Directors is granted RSUs on the date of his or her appointment (Initial Appointment RSUs) with an aggregate value of $400,000 based on the closing price of our Class A common stock on the date of grant. The aggregate value of the Initial Appointment RSUs may be increased by our Chief Executive Officer in his sole discretion, provided that such value, when combined with other equity or cash compensation received by such new non-employee director, may not exceed $900,000 in the calendar year of initial appointment. Initial Appointment RSUs vest with respect to one-third of the total number of RSUs subject to such award each year beginning on the anniversary of the date of grant, so long as the non-employee director continues to provide services to us through each such vesting date. In addition, Initial Appointment RSUs fully vest upon the consummation of a corporate transaction (as defined in our 2018 Plan).
Annual RSU Grant. Each non-employee director who serves on the Board of Directors for at least six months prior to the date of each annual meeting of stockholders and will continue to serve on our Board of Directors following such annual meeting is automatically granted RSUs on the date of such annual meeting (Annual RSUs) having an aggregate value of $175,000 based on the closing price of our Class A common stock on the date of grant. The Annual RSUs fully vest on the earlier of (i) the date of the following year’s annual meeting of stockholders and (ii) the anniversary of the date of grant, provided the non-employee director continues to provide services to us through such vesting date. In addition, the Annual RSUs fully vest upon the consummation of a corporate transaction (as defined in our 2018 Plan).
Each non-employee director serving on our Board of Directors on June 27, 2023, the date of our 2023 annual meeting, was granted RSUs having an aggregate value of $175,000 based on the closing price of our Class A common stock on the date of grant. These RSUs will fully vest on June 27, 2024, subject to the director's continued service through the vesting date.
Pursuant to the terms of our 2018 Plan, none of the equity awards described above may exceed $650,000 in a calendar year (or $900,000 in the calendar year of a non-employee director’s initial service on our Board of Directors), when combined with the cash compensation received by such non-employee director for service on our Board of Directors.
Fiscal 2024 Director Compensation
The following table provides information for fiscal 2024 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of fiscal 2024, other than Mr. Tzuo, the Chairman of our Board of Directors and Chief Executive Officer. Mr. Tzuo is not included in the table below as he is an employee and receives no compensation for his service as director. The compensation received by Mr. Tzuo as an employee is set forth in the “Executive Compensation” section below. The compensation arrangements described below applied to all of our non-employee directors for our fiscal 2024 and there were no changes to such compensation from the prior fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Omar P. Abbosh(2)	34,657	174,992	209,649
Sarah R. Bond(3)	30,000	174,992	204,992
Laura Clayton McDonnell(4)	35,000	174,992	209,992
Kenneth A. Goldman(5)	50,000	174,992	224,992
Amy Guggenheim Shenkan(6)	43,300	174,992	218,292
Timothy Haley(7)	46,800	174,992	221,792
Joseph Osnoss(8)	30,000	174,992	204,992
Jason Pressman(9)	60,300	174,992	235,292
Magdalena Yesil(10)	31,618	174,992	206,610
_____________________
(1)    The amounts reported in this column represent the aggregate grant date fair value of RSU awards for Class A common stock made to directors in fiscal 2023, as computed in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (ASC 718). These amounts reflect the accounting cost for these RSUs and do not represent the actual economic value that may be realized by the director. For information on the assumptions used to calculate the grant date fair value of the RSU awards, refer to Note 16 to our consolidated financial statements included in our Annual Report.
(2)    As of January 31, 2024, Mr. Abbosh held RSUs for 16,218 shares of our Class A common stock that were granted to him on the date of our annual meeting in June 2023. These RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date. For fiscal 2024, Mr. Abbosh elected to receive RSUs in lieu of cash for his Board service fees set forth in the column "Fees Earned or Paid in Cash". His RSU award for 3,985 shares of our Class A common stock vested quarterly with the award being fully vested on December 31, 2023. Mr. Abbosh also received a true-up RSU award for 75 shares of our Class A common stock in January 2024, which was fully vested upon grant, related to Mr. Abbosh's appointment as the Chair of our Governance Committee in December 2023.
(3)    As of January 31, 2024, Ms. Bond held RSUs for 16,218 shares of our Class A common stock that were granted to her on the date of our annual meeting in June 2023. These RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date.
(4)    As of January 31, 2024, Ms. Clayton McDonnell held RSUs for 8,266 shares of our Class A common stock that represent the unvested portion of the RSUs awarded to her in connection with her appointment to the Board in January 2022. The RSUs will fully vest on January 13, 2025, subject to continued service through the vesting date. Ms. Clayton McDonnell held RSUs for an additional 16,218 shares of our Class A common stock that were granted to her on the date of our annual meeting in June 2023. These RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date.
(5)    As of January 31, 2024, Mr. Goldman held RSUs for 16,218 shares of our Class A common stock that were granted to him on the date of our annual meeting in June 2023 and options to purchase 75,000 shares of Class B common stock. The RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date. The stock option is fully vested. For Mr. Goldman's other holdings, please see footnote 3 to the table under “Security Ownership of Certain Beneficial Owners and Management” below.
(6)    As of January 31, 2024, Ms. Shenkan held RSUs for 8,266 shares of our Class A common stock that represent the unvested portion of the RSUs awarded to her in connection with her appointment to the Board in January 2022. The RSUs will fully vest on January 13, 2025, subject to continued service through the vesting date. Ms. Shenkan held RSUs for an additional 16,218 shares of our Class A common stock that were granted to her on the date of our annual meeting in June 2023. These RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date.
(7)    As of January 31, 2024, Mr. Haley held RSUs for 16,218 shares of our Class A common stock that were granted to him on the date of our annual meeting in June 2023. The RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date. For Mr. Haley's other holdings, please see footnote 4 to the table under “Security Ownership of Certain Beneficial Owners and Management” below. For fiscal 2024, Mr. Haley elected to receive RSUs in lieu of cash for his Board service fees set forth in the column "Fees Earned or Paid in Cash". The RSU award for 5,486 shares of our Class A common stock vested quarterly with the award being fully vested on December 31, 2023.
(8)    As of January 31, 2024, Mr. Osnoss held RSUs for 17,349 shares of our Class A common stock that were awarded in connection with his appointment to the Board in March 2022. The RSUs vested as to 8,675 shares underlying the award on March 24, 2024, and will vest as to the remaining 8,674 shares underlying the award on March 24, 2025, subject to continued service through the vesting date. Mr. Osnoss held RSUs for an additional 16,218 shares of our Class A common stock that were granted to him on the date of our annual meeting in June 2023. These RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date.
(9)    As of January 31, 2024, Mr. Pressman held RSUs for 16,218 shares of our Class A common stock that were granted to him on the date of our annual meeting in June 2023. The RSUs will fully vest on June 27, 2024, subject to continued service through the vesting date. For Mr. Pressman's other holdings, please see footnote 6 to the table under “Security Ownership of Certain Beneficial Owners and Management” below.
(10)    Ms. Yesil resigned her position on our Board effective December 1, 2023, and the unvested RSUs she held at that time returned to the 2018 Plan.
Fiscal 2025 Director Compensation

For fiscal 2025, our Compensation Committee, in consultation with Compensia, conducted a review of our non-employee director compensation program to assess its market competitiveness. Based on this review, our Compensation Committee recommended that our Board of Directors approve certain modifications to our non-employee director compensation program to better align with the median of the competitive market. Our Board of Directors approved the following modifications that were effective as of February 1, 2024:
The annual RSU grant for non-employee directors was increased from a fair value of $175,000 to $185,000. The annual base retainer fee was increased from $30,000 to $35,000.
There were no other changes to the terms of the compensation for non-employee directors, including no changes to vesting, proration and deferral.
Our Board of Directors recommends that you vote “FOR ALL” nominees in the election of Class III directors

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for our fiscal year ending January 31, 2025 (fiscal 2025). KPMG LLP has audited our financial statements since 2011.
Our Audit Committee recommends that stockholders vote for ratification of its selection of KPMG LLP as our independent registered public accounting firm for fiscal 2025, which ratification requires the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on such matter that are present or represented by proxy at the Annual Meeting and voting “FOR” or “AGAINST” the matter. In the event that KPMG LLP is not ratified by our stockholders, the Audit Committee will review its future selection of KPMG LLP as our independent registered public accounting firm.
Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they desire to do so, and to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, KPMG LLP periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during the fiscal years ended January 31, 2023 and 2024. Our Audit Committee has determined that KPMG LLP’s provision of these services, which are described below, does not impair KPMG LLP's independence from us. During the fiscal years ended January 31, 2023 and 2024, fees for services provided by KPMG LLP were as follows:

	FY2023	FY2024
Audit fees(1)	$3,146,220	$2,654,823
Audit-related fees(2)	82,023	98,644
Tax fees(3)	63,516	66,436
All other fees(4)	1,780	1,780
Total fees	$3,293,539	$2,821,683
_____________________
(1)    “Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; consents and assistance with and review of documents filed with the SEC and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees for fiscal 2023 and 2024 also included fees billed for issuance of convertible senior notes and warrants to Silver Lake and professional services rendered in connection with our acquisition of Zephr.
(2)    “Audit-related fees” include fees for comfort letters, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category also includes fees related to statutory audits required by non-U.S. jurisdictions, as well as fees in connection with filing securities registration statements.
(3)    “Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and tax audits, and assistance with preparing international tax returns.
(4)    “All other fees” include fees for services other than the services reported in audit fees, audit-related fees, and tax fees. These fees relate to our subscription to KPMG LLP’s accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit related services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. In addition, the Audit Committee has established procedures by which the Chair of the Audit Committee may pre-approve such services up to $50,000 per service matter or project, subject to ratification by the Audit Committee at its next regularly scheduled quarterly meeting following such approval. Services that require pre-approval include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
Our Audit Committee has reviewed and discussed with our management and KPMG LLP our audited consolidated financial statements for the fiscal year ended January 31, 2024. Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
Our Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence and has discussed with KPMG LLP its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report for filing with the SEC.

Submitted by the Audit Committee
Kenneth A. Goldman, Chair
Amy Guggenheim Shenkan
Jason Pressman

PROPOSAL NO. 3:
NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
Our Board of Directors recognizes stockholders' interest in our executive compensation policies. In accordance with Section 14A of the Exchange Act and related rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our NEOs. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. Approval, on a non-binding advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement requires the affirmative vote of the stockholders of a majority of the voting power of the shares entitled to vote on such matter that are present in person or represented by proxy at the Annual Meeting and voting “FOR” or “AGAINST” the matter.
Stockholders are urged to read the “Executive Compensation” section of the Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our NEOs. Our Compensation Committee and Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, our Board of Directors asks our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the NEOs, as disclosed in the Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs. We currently conduct annual non-binding advisory "say-on-pay" votes and expect to conduct the next advisory vote at our 2025 annual meeting of stockholders.

Our Board of Directors recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers

PROPOSAL NO. 4:
AMENDMENT AND RESTATEMENT OF ZUORA'S CURRENT CHARTER TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF ZUORA FROM PERSONAL LIABILITY UNDER CERTAIN CIRCUMSTANCES

Overview
Our Board, based on the recommendation of our Governance Committee, unanimously approved and adopted, and recommends that stockholders approve and adopt, an amended and restated certificate of incorporation to eliminate or limit the personal liability of certain officers of Zuora for monetary damages for breach of the duty of care as permitted by recent amendments to the DGCL, as discussed further below. Approval of the amendment and restatement of the Current Charter requires the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of Zuora's capital stock.

The proposed changes would amend Article VIII of the Current Charter to read as follows (insertions are shown in underlined italics):
“1. Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or an officer, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2. Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or an officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.”
In addition, the proposed Amended and Restated Certificate of Incorporation (A&R Charter) would also make other technical and administrative amendments to the Current Charter, to, among other things, replace “Restated Certificate" with "Amended and Restated Certificate." A complete copy of the A&R Charter, which includes the foregoing amendments, is attached as Annex B to this Proxy Statement.
Background
Effective August 1, 2022, the State of Delaware, which is Zuora’s state of incorporation, adopted amendments to Section 102(b)(7) of the DGCL to allow Delaware corporations to exculpate certain of their officers from direct claims for a breach of the duty of care. The DGCL currently provides for exculpation of officers for direct claims, including class actions, and does not provide exculpation for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, any transaction in which the officer derived an improper personal benefit, or any action brought by or in the right of the corporation. In order to extend the protections of amended Section 102(b)(7) of the DGCL to its officers, a Delaware corporation must affirmatively amend its certificate of incorporation to include such a provision, as the protections do not apply automatically. Our Current Charter provides for exculpation of directors from direct claims for a breach of the duty of care to the fullest extent permitted by the DGCL. The A&R Charter would provide both directors and certain officers with exculpation rights to the fullest extent permitted by the DGCL.
Rationale
We believe that amending and restating our Current Charter to add liability protection for officers is necessary in order to (i) continue to attract and retain experienced and qualified executives, as similar officer exculpation provisions have been, and are likely to be, adopted by our peers and others with whom we compete for executive talent, (ii) reduce their personal legal exposure; and (iii) help curb corporate litigation and associated insurance costs. We believe all of these are in the best interest of our stockholders. Furthermore, the A&R Charter would more generally align the protections available to our officers with those protections currently available to our directors. Accordingly, the Board believes that the proposal to extend exculpation to our officers is fair and in the best interests of Zuora and its stockholders.
Officers often must make time-sensitive decisions on matters of significant importance to various stakeholders, which gives rise to the risk of legal action that may be based on hindsight. The exculpation provisions in the A&R Charter would enhance the ability of our officers to make decisions that will maximize Zuora’s value and empower our officers to exercise their business judgment in furtherance of stockholder interests by decreasing concerns about personal risk of legal action, regardless of merit, while also minimizing the potential distraction posed by frivolous lawsuits and costs that are often borne by Zuora through indemnification or higher insurance premiums. In contrast, failure to adopt the A&R Charter could impact recruitment and retention of qualified officer candidates, as they may conclude that potential exposure to liability exceeds the benefit of serving as an officer of Zuora.
As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation to certain officers. This is limited to: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in the corporation’s public filings with the SEC as an NEO; or (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of accepting service of process (collectively, the covered officers).
The A&R Charter would permit the exculpation of the covered officers for personal liability for monetary damages in connection with direct claims brought by stockholders for breach of fiduciary duty of care, including class actions, but would not exculpate such officers’ personal liability for monetary damages for breach of fiduciary duty of care claims brought by Zuora itself or for derivative claims brought by stockholders in the name of Zuora. Accordingly, Zuora and our stockholders would still have the ability to hold officers accountable for wrongdoing. In addition, as is currently the case for directors under our Current Charter, the A&R Charter would not limit the liability of the covered officers for: (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) any transaction from which the officer derived an improper personal benefit.
In determining the advisability of the A&R Charter, the Board considered the narrow class and type of claims from which the covered officers would be exculpated from liability pursuant to Section 102(b)(7) of the DGCL, the limited number of our officers to which the protections would apply, and the benefits the Board believes would accrue to Zuora and its stockholders by extending exculpation protection to its senior officers in addition to its directors. Given the potential benefits anticipated to accrue to Zuora, including the associated benefits to our stockholders, and the limited types of claims that would be exculpated, the Board recommends that the stockholders approve the A&R Charter.
Effectiveness of A&R Charter
If the A&R Charter, in the form attached hereto as Annex B, is approved by our stockholders at the Annual Meeting, it will become effective immediately upon the filing with the Secretary of State of the State of Delaware of the A&R Charter, which we would expect to file promptly following the Annual Meeting. If the A&R Charter is not approved by our stockholders, the Current Charter will remain unchanged.
Our Board of Directors recommends that you vote “FOR” the
amendment and restatement of the Current Charter.

PROPOSAL NO. 5:
STOCK ISSUANCE PROPOSAL

Overview and Background
Our Board recommends that stockholders approve the issuance of the maximum number of shares of Class A common stock upon conversion of $400,000,000 aggregate principal amount of our 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029 (the Notes) and exercise of warrants to acquire up to 7,500,000 shares of our Class A common stock (the Warrants), in accordance with the NYSE Listed Company Manual. The Notes and the Warrants were issued pursuant to an agreement entered into in 2022 in connection with the investment described below. We are currently restricted under Section 312.03 of the NYSE Listed Company Manual from issuing the maximum number of shares issuable upon conversion of the Notes and the Warrants. Unless we receive stockholder approval to issue the maximum number of shares of Class A common stock upon conversion of the Notes, we would be required to settle any unlisted shares issuable upon conversion in cash, which could adversely affect our liquidity, operations and financial condition. The limitation on issuing shares of our Class A common stock also has accounting consequences that we believe affects the comparability of our financial statements to those of our peer companies.

The Investment
On March 2, 2022, we entered into the Investment Agreement, as amended by that certain Amendment No. 1 to Investment Agreement, dated as of September 22, 2023, with Silver Lake Alpine II, L.P., an affiliate of Silver Lake, relating to the issuance of the Notes and Warrants. On March 24, 2022, we completed the sale of the $250 million aggregate principal amount of our 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029 (Initial Notes) pursuant to the terms of the Investment Agreement. In connection with the closing, we entered into an indenture, dated March 24, 2022, with U.S. Bank Trust Company, National Association, acting as trustee (Trustee), pursuant to which the Notes were issued (Indenture). On September 22, 2023, we completed the sale of an additional $150 million aggregate principal amount of our 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029 (Additional Notes) pursuant to the terms of the Investment Agreement. Cash interest is payable at an annual rate of 3.95%, and, at our election, we may pay future PIK Interest at an annual rate of 5.50% on the Notes as described in the Indenture. Excluding any shares of Class A common stock issuable in connection with any PIK Interest, the Notes are convertible into 20,000,000 shares of Class A common stock, or up to 27,479,160 shares of Class A common stock if holders elect to convert in connection with a Make-Whole Fundamental Change (as defined in the Indenture).

In addition, as a condition of the Investment Agreement, we issued to Silver Lake the Warrants (subject to adjustment upon a Make-Whole Fundamental Change (as defined in the Warrants)), exercisable for a period of seven years, which are comprised of (i) warrants to purchase 2,500,000 shares of Class A common stock shall be exercisable at $20.00 per share, (ii) warrants to purchase 2,500,000 shares of Class A common stock shall be exercisable at $22.00 per share and (iii) warrants to purchase 2,500,000 shares of Class A common stock shall be exercisable at $24.00 per share. Upon the occurrence of a Make-Whole Fundamental Change (as defined in the Warrants), the Warrants may be exercisable for up to an aggregate of 13,865,000 shares of Class A common stock. A Make-Whole Fundamental Change as defined in the Indenture and the Warrants generally refers to a change in control of Zuora that meets certain specifications or the termination of trading of Zuora's stock on the NYSE (or the Nasdaq Global Select Market or the Nasdaq Global Market, or any of their respective successors), in each case subject to certain exceptions and exclusions. The Notes and Warrants were sold in a private placement to Silver Lake pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

Strategic Rationale for the Investment

We entered into the Investment Agreement to grow our product portfolio and offerings, including through targeted acquisitions. We believe that our partnership with Silver Lake will help us meet our long-term strategic and acquisition goals.

Reasons for Seeking Stockholder Approval to Issue Class A Common Stock Upon Conversion of the Notes and Exercise of the Warrants

Our Class A common stock is listed on NYSE and, as a result, Zuora is subject to the rules and regulations of NYSE. Unless certain conditions are met, Section 312.03 of the NYSE Listed Company Manual requires an issuer to obtain stockholder approval prior to the issuance of common stock (or of securities convertible into or exercisable for common stock) in any transaction or series of related transactions not involving a public offering for cash, if, among other things: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock.

Under NYSE requirements, the shares issuable under the Notes and the Warrants are subject to a collective cap of 19.99% of our Class A common stock and Class B common stock outstanding at the time of pricing, or 25,612,772 shares (Share Cap). We are seeking stockholder approval to lift the Share Cap and permit the maximum number of shares of Class A common stock to be issued upon conversion of the Notes and the Warrants. The Notes are currently convertible into 20,000,000 shares of Class A common stock and the Warrants are currently exercisable for 7,500,000 shares of Class A common stock, so the aggregate number shares issuable is currently in excess of the Share Cap. However, NYSE rules require us to list the maximum number of shares issuable under each of the Notes and the Warrants.

The maximum number of shares of Class A common stock issuable (x) upon conversion of the Notes is 27,479,160 based on the maximum make-whole adjustment applicable to the Notes (but assuming no PIK interest is paid until maturity) and (y) upon exercise of the Warrants is 13,865,000 giving effect to the maximum make-whole adjustment applicable to all the Warrants. If we were to elect to pay PIK interest, the number of shares of Class A common stock issuable upon conversion of the Notes increase. The maximum number of shares issuable upon conversion would be 26,281,330 in the event we were to elect to pay PIK Interest for all remaining interest periods from March 31, 2024 until maturity, which could become a maximum of 35,137,560 shares in the event of a Make-Whole Fundamental Change. While we have not elected to pay PIK interest and have no current intention to do so in the future, any PIK interest would increase the number of shares of Class A common stock issuable upon conversion of the Notes.

In connection with the Investment, the Company submitted a Supplemental Listing Application (SLAP) to the NYSE whereby the Company listed 13,865,000 shares in respect of the Warrants and 11,749,772 shares in respect of the Notes. As a result, the full number of shares of Class A common stock issuable upon exercise of the Warrants was covered by the SLAP, but not the full number of shares issuable under the Notes. The indenture governing the Notes provides that, to the extent the Company would be obligated to issue shares of Class A common stock in excess of the Share Cap, the Company will either seek stockholder approval or pay cash in lieu of delivering such shares in excess of the Share Cap. Lifting the Share Cap would provide the Company with the flexibility to deliver shares or pay cash. Absent an increase in the Share Cap, we could be required to pay cash.

Lifting the Share Cap requires the affirmative vote of a majority of the voting power of the shares entitled to vote on such matter that are present in person or represented by proxy at the Annual Meeting and voting “FOR” or “AGAINST” the matter.

Effect of Approving the Issuance of Securities

The issuance of any shares of Class A common stock upon conversion of the Notes or exercise of the Warrants would result in an increase in the number of shares of common stock outstanding and, as a result, our stockholders would incur dilution of their percentage ownership to the extent that holders convert the Notes or exercise the Warrants. The dilutive effect may be material to our current stockholders.

Potential Consequences if the Stock Issuance Proposal is Not Approved

If we are unable to obtain approval of the proposal, we will be required to pay cash in lieu of issuing shares of Class A common stock upon conversion of the Notes. The resulting cash obligation could be material and could have an adverse effect on our liquidity, operations and financial condition. We may not have the funds to pay cash in lieu of delivering shares of Class A common stock at the time of conversion. Any failure to satisfy our conversion obligation with respect to the Notes would constitute an event of default under the Indenture and could constitute a default or event of default under our other debt instruments at the time.

In addition, our current limitation on delivering shares of Class A common stock upon conversion of the Notes has resulted in a portion of the conversion option of the Notes being treated as a liability-classified embedded derivative in our financial statements. This results in the value of this option being remeasured quarterly based on inputs such as the market price of our Class A common stock with changes in value impacting our financial statements in ways that do not reflect our operational performance. The Share Cap also results in the Warrants being classified as a liability instead of equity in our financial statements, with the fair value of the Warrants also being remeasured quarterly based on a similar valuation model to those for the Notes where the market price of our Class A common stock is also a key input.1 Therefore, our financial statements are not comparable to other listed companies that have convertible debt that is not subject to a similar limitation on issuing shares of their common stock upon conversion. We believe our financial statements would better reflect our operational performance and be more comparable to those of our peer companies if the Share Cap were lifted. See Notes 9 and 17 to our audited consolidated financial statements in our annual report on Form 10-K for the year ended January 31, 2024 that was filed with the SEC on March 26, 2024.

Interests of Certain Persons

When you consider our Board’s recommendation to vote in favor of this proposal, you should be aware that our directors and executive officers and existing stockholders may have interests that may be different from, or in addition to, the interests of other of our stockholders. Note that Silver Lake does not currently own any shares of our common stock, and no shares have been issued upon conversion of the Notes. As a result, Silver Lake will not be voting on this proposal in accordance with NYSE rules. Joseph Osnoss, Managing Director of Silver Lake, serves as a Class III director on our Board and is standing for election for a term expiring in 2027 (see Proposal No. 1: Election of Directors). Under the Investment Agreement, Silver Lake will maintain the right to nominate one individual for election to the Board and to designate one non-voting Board observer, as long as Silver Lake or its affiliates beneficially own shares of Class A Common Stock (assuming conversion of the Notes and exercise of the Warrants) representing at least 4% of the outstanding shares of Class A Common Stock and Zuora’s Class B Common Stock (assuming conversion of the Notes and exercise of the Warrants), see "Certain Relationships and Related Transactions—Related Party Transactions—Investment by Silver Lake."

Further Information

The terms of the Investment Agreement, the Notes and the Warrants are complex and summarized above. These summaries do not purport to be complete and are qualified in their entirety by the full text of the Investment Agreement, the Indenture and the Form of Warrant, which were filed as exhibits 10.1, 10.2 and 10.3, respectively, to our Current Report on Form 8-K filed with the SEC on March 2, 2022, and the First Supplemental Indenture and Amendment No. 1 to the Investment Agreement, which were filed as exhibits 4.1 and 10.1, respectively, to our Quarterly Report on Form 10-Q filed with the SEC on December 7, 2023, which are incorporated by reference herein.

Our Board of Directors recommends that you vote “FOR” the issuance of the maximum number of shares of Class A common stock upon (i) conversion of the Notes under the Indenture and (ii) exercise of the Warrants.

(1) We use a binomial lattice model to value the embedded derivatives contained in the Notes. The key inputs in this model are fair value of common stock, conversion price, expected volatility, risk free interest rate, corporate bond yield, and the coupon rate of the Notes. We measure the fair value of the Warrants using a Black-Scholes option pricing model with the following inputs: fair value of common stock, exercise price, expected volatility, expected term, risk free interest rate, and expected dividend yield.

EXECUTIVE OFFICERS
The following sets forth certain information regarding our current executive officers as of May 1, 2024:

Name	Age	Position(s)
Tien Tzuo	56	Chairman of the Board of Directors and Chief Executive Officer
Todd E. McElhatton	57	Chief Financial Officer
Robert J. E. Traube	57	President and Chief Revenue Officer
Andrew M. Cohen	59	Chief Legal Officer and Corporate Secretary
Peter D. Hirsch	63	Chief Product and Technology Officer

Tien Tzuo's biography is set forth in the section titled “Proposal 1: Election of Directors” above.
Todd E. McElhatton has served as our Chief Financial Officer since June 2020. Prior to joining us, Mr. McElhatton served as the Senior Vice President and Chief Financial Officer, Cloud Business Group, at SAP SE, a multinational software company, from June 2018 to June 2020, and as Senior Vice President and Chief Financial Officer of SAP North America from February 2017 to June 2018. Prior to that, he served as Vice President and Chief Financial Officer, Hybrid Cloud Business, at VMware, Inc., a virtualization and cloud infrastructure solutions company, from August 2014 to February 2017. Previously, Mr. McElhatton held senior positions at Oracle Corporation and Hewlett Packard. Since June 2022, he has served on the board of directors of Teradata Corporation. Mr. McElhatton holds a B.A. in Business Administration from Southern Methodist University and an M.B.A. from the University of Tennessee.
Robert J. E. Traube has served as our Chief Revenue Officer since October 2019 and President since February 2022. Prior to joining us, Mr. Traube served as Vice President, Strategic and Vertical Accounts, North America at Adobe Inc., a computer software company, from December 2012 to October 2019, and as its Vice President, Industry Strategy and Marketing, Digital Marketing from January 2010 to November 2012. Previously, he held executive sales positions at Mercado Software and Omniture, Inc., and served in a senior business development role at ClickSoftware Technologies Ltd. Mr. Traube holds a B.Eng. in Production Engineering from the University of Nottingham and an M.B.A. from Cass Business School at City, University of London.
Andrew M. Cohen has served as our Chief Legal Officer and Corporate Secretary since February 2022. Prior to joining us, Mr. Cohen was Chief Legal Officer and a Founder at Geometer LLC from February 2020 to February 2022. From April 2013 to December 2019, Mr. Cohen served as Senior Vice President, General Counsel and Corporate Secretary of Pivotal Software, Inc. Prior to that, Mr. Cohen served as Vice President and Assistant General Counsel of EMC Corporation from August 1998 to March 2013. Since May 2019, Mr. Cohen has served on the board of directors of Bay Area Legal Aid. Mr. Cohen holds a B.A. from Cornell University and a J.D. from University of Michigan.
Peter D. Hirsch has served as Zuora’s Chief Product and Technology Officer since July 2023. Prior to joining us, Mr. Hirsch served as Chief Technology Officer at BlackLine, Inc., a cloud-based financial operations management platform, from February 2019 to July 2023. From June 2015 to January 2019, he served as Executive Vice President of Technology & Operations at Ellie Mae, a cloud-based mortgage application platform provider. Prior to that, Mr. Hirsch served as Senior Vice President, Ariba Cloud Engineering & Technology, at SAP SE, from April 2014 to June 2015. From 1994 to 2014, Mr. Hirsch served in various senior engineering roles for companies such as IBM, Valchemy, Inc., Alphablox Corp., and Informix Software, Inc. From 1989 to 1994, Mr. Hirsch was Founder & Chief Executive Officer of 3-D Visions Corp. Mr. Hirsch holds an M.S. in Electrical Engineering and a B.S. in Electrical Engineering from the University of Southern California.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis (CD&A) describes the philosophy, objectives, and structure of our compensation program for our “named executive officers” (referred to in this Proxy Statement as “Named Executive Officers” or “NEOs”) for fiscal 2024. This CD&A is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.

For fiscal 2024, our Named Executive Officers were:

Name	Position
Tien Tzuo	Chairman of the Board of Directors and Chief Executive Officer (CEO)
Todd McElhatton	Chief Financial Officer
Robert J. E. Traube	President and Chief Revenue Officer
Andrew M. Cohen	Chief Legal Officer and Corporate Secretary
Peter D. Hirsch(1)	Chief Product and Technology Officer
(1) Mr. Hirsch joined Zuora as our Chief Product and Technology Officer on July 10, 2023.

Executive Summary
Our compensation program is designed with the goal of paying for performance by aligning the compensation of our NEOs with their performance and the performance of Zuora.
Fiscal 2024 Financial Performance Highlights
Our business highlights for fiscal 2024 include the following:
•Subscription revenue grew 13% year-over-year, or 15% on a constant currency basis.
•Our Annual Recurring Revenue (ARR) was $403.1 million compared to $365.0 million as of January 31, 2023, representing ARR growth of 10%.*
•We improved our total gross margin by over 460 basis points to 66% for the year, compared to 61% last year.
•We processed $139.9 billion of billing transactions and payments volume, an increase of 10% year-over-year. We also processed $212.8 billion of revenue volume, an increase of 12% year-over-year.
•We issued $150.0 million of convertible senior unsecured notes to Silver Lake in September 2023 and held more than $500.0 million in cash, cash equivalents and short-term investments as of January 31, 2024.
•In January 2024, we approved a reduction of our workforce by 8% net that is designed to drive efficiency and optimization throughout the organization.
* Annual Recurring Revenue (ARR) is a key operational and financial metric. Please refer to Annex A of this Proxy Statement to see how we calculate ARR.
Fiscal 2024 Executive Compensation Highlights
Our overall compensation program for fiscal 2024, which was designed to compensate our NEOs in a manner consistent with competitive pay practices and aligned with stockholder interests, consisted of three components: base salary, cash incentive bonus, and long-term equity incentive compensation. Following are highlights of key compensation actions for fiscal 2024 with respect to our NEOs:
•Base Salaries. The base salary of Mr. Traube was increased by 5.9% in fiscal 2024. This increase was consistent with our intended approach to provide competitive compensation in line with our peers. The base salaries of our other NEOs (other than Mr. Hirsch whose annual base salary was established through negotiations when he was hired in fiscal 2024) remained the same during fiscal 2024, as compared to the prior year.
•Cash Incentive Targets and Bonuses. Our Compensation Committee approved the corporate bonus plan for fiscal 2024 under our Cash Incentive Plan (Fiscal 2024 Bonus Plan), maintaining the same annual cash incentive targets as a percentage of base salary for our NEOs that had been in place for fiscal 2022 and fiscal 2023 (other than for Mr. Hirsch, whose cash incentive target was established through negotiations when he was hired in fiscal 2024). Based on achievement of our fiscal 2024 metrics, the actual cash incentive compensation payments made to our NEOs under our Fiscal 2024 Bonus Plan represented 67.5% of their annual target cash bonus opportunities.
•Long-Term Equity Incentive Compensation. In fiscal 2024 the Compensation Committee granted annual RSUs to our NEOs and also took certain actions to strengthen the retentive and incentive value of outstanding awards while continuing to focus on stockholder value creation goals.
▪RSUs. Our NEOs received restricted stock unit awards (RSUs) that vest quarterly over three years, provided the NEO continues to provide services to Zuora through each such vesting date.
▪PSUs. In furtherance of our pay-for-performance philosophy and in order to incentivize long-term value creation and strong financial performance, and to further align the interests of our NEOs with those of our stockholders, the Compensation Committee introduced performance restricted stock units (PSUs) into our ongoing long-term incentive compensation program in fiscal 2023. The PSUs are eligible to be earned upon achievement of certain corporate and financial performance metrics, measured quarterly, from February 1, 2022 (the beginning of fiscal 2023) through January 31, 2025 (the end of fiscal 2025), and once earned, are subject to an additional time-based vesting period. The PSU metrics were modified by the Compensation Committee in fiscal 2024 to promote their retentive value and better align with the Company's increased focus on profitability. Tranche 1 of the PSUs (representing 12%) was earned on September 7, 2023, as determined by the Compensation Committee. The metrics for tranches 2 and 3 were not met during fiscal 2024 and remain eligible to be earned during the performance period. For more information on the PSUs, including the modifications made to the PSU metrics made in fiscal 2024, see “Long Term Equity Incentive Compensation” below.
▪Option-for-RSU Exchange. In fiscal 2024, the Compensation Committee also approved an offer to exchange options held by Messrs. Traube and McElhatton that had an exercise price above the Company's then current stock price for RSUs. For more information on the Option-for-RSU exchange, see "Long Term Equity Incentive Compensation" and "Fiscal 2024 Equity Award Modifications" below.
These RSU and modified PSU awards are intended to enhance the long-term performance of the company, align the interests of management and our stockholders, and retain and incentivize our executives. PSUs, in particular, are designed to incentivize achievement of key performance metrics that we believe will generate long-term value for our stockholders and other stakeholders.
•Executive Management Transitions. Mr. Sridhar Srinivasan resigned as our Chief Product and Engineering Officer effective March 31, 2023, and was succeeded by Mr. Hirsch, who joined Zuora as our Chief Product and Technology Officer effective July 10, 2023. Mr. Hirsch’s initial compensation was established through arm’s-length negotiation at the time of his hire, taking into account his position, qualifications, experience, competitive market data, and the compensation of our other executive officers. For more information, see “Offer Letters and Agreements with Our Named Executive Officers” below.
Pay-for-Performance Alignment
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, and retaining a talented leadership team while appropriately rewarding them for their contributions to the business. To ensure our executive officers’ interests are aligned with those of our stockholders, a significant portion of their target total direct cash compensation opportunity each year is “at-risk” and will vary above or below target levels commensurate with our corporate and financial performance. In addition, all of our NEOs hold a mix of RSUs and PSUs that are designed to further strengthen their long-term alignment with the interests of our stockholders and business outcomes.
We emphasize "at-risk" compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results tied to pre-established goals. In addition, our variable compensation programs provide the opportunity for more significant rewards for exceeding these goals, through our cash bonus plan as well as performance-based equity awards.

The following charts show the percentages of target variable pay versus target fixed pay, on an annualized basis, for our CEO and our other NEOs in fiscal 2024 including, in the case of Mr. Hirsch, his annual base salary and annual cash incentive target as if he was employed for all of fiscal 2024). The other NEO chart excludes the value of the RSUs issued in fiscal 2024 in exchange for the options that were granted in prior fiscal years:

Chief Executive Officer Target Pay Mix for Fiscal 2024

Base Salary 6%
Annual Incentive Bonus 5%
Long-Term Equity Incentive Compensation 89%
Base Salary
Annual Incentive Bonus
Long-Term Equity Incentive Compensation

All Other Named Executive Officers Average Target Pay Mix for Fiscal 2024

Base Salary 10%
Annual Incentive Bonus 7%
Long-Term Equity Incentive Compensation 83%
Base Salary
Annual Incentive Bonus
Long-Term Equity Incentive Compensation

The percentages in the charts above represent the target compensation for our CEO and the average target compensation for our other NEOs for fiscal 2024. Long-term equity incentive compensation represents the "fair value" of our equity awards as recognized for financial reporting purposes under ASC 718 and as set forth in the Summary Compensation Table below, except for the exclusion of the RSUs issued in exchange for options described above.

Governance Policies and Practices
Our Compensation Committee evaluates our executive compensation program on at least an annual basis to assess whether the program is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. Following is a summary of our executive compensation and related policies and practices:

What we do	What we don’t do
☑ Maintain an Independent Compensation Committee. Our Compensation Committee is composed solely of independent directors who determine our executive compensation strategy.
☑ Retain an Independent Compensation Committee Consultant. The Compensation Committee engages and retains its own advisors. During fiscal 2024, the Compensation Committee engaged Compensia to assist with its responsibilities.
☑ Conduct Annual Compensation Review. The Compensation Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
☑ Perform Annual Compensation-Related Risk Assessment. The Compensation Committee conducts an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking, and do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on us.
☑ Pay-for-Performance Philosophy. Our executive compensation program is designed so that a significant portion of annual compensation is performance-based and not guaranteed, in order to align the interests of our executive officers, including NEOs, and our stockholders. Cash incentives under our Fiscal 2024 Bonus Plan were subject to the achievement of performance metrics. In addition, in fiscal 2023 (and, for Mr. Hirsch, in fiscal 2024), our executive officers were granted PSUs that are earned and vest only upon achievement of certain pre-established corporate performance metrics through fiscal year 2025.
☑ Emphasize Long-Term Equity Compensation. The Compensation Committee uses equity awards primarily with multi-year vesting requirements to deliver long-term incentive compensation opportunities to our executive officers, including our NEOs, that aligns their interests directly with our stockholders.
☑ Maintain Stock Ownership Guidelines. We maintain stock ownership guidelines for the members of our Board of Directors and our NEOs which requires each of them to own a specified amount of our common stock, by the later of August 2025 or within six years of becoming a director or executive officer.
☑ Maximum Payout Cap. Our Fiscal 2024 Bonus Plan contains maximum payout caps to avoid excessive incentive compensation payments to our NEOs.
☑ Limit on Non-Employee Director Awards. We grant automatic annual RSU awards to our non-employee directors based on a fixed dollar value and maintain a maximum annual total compensation limit for our non-employee directors of $650,000 (or $900,000 in their initial year as a member of our Board of Directors).
☑ Rigorous Compensation Clawback Policy. In fiscal 2024, we adopted an Executive Compensation Recovery Policy to comply with the new NYSE Listed Company Manual and which applies to performance-based cash and equity compensation.

☒ No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements with our NEOs that are different from or in addition to those offered to our other employees.
☒ No Excise Tax “Gross-Ups” or Payments. We do not provide any “gross-ups” or tax reimbursements for amounts that our employees might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (Tax Code).
☒ No Special Welfare or Health Benefits. Our NEOs participate in broad-based company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees. We do not provide them with any special welfare or health benefits.
☒ Do Not Permit Hedging or Short Sales. We do not allow employees, including our executive officers, or Board members to engage in certain transactions or arrangements that are intended to increase in value based on a decrease in value of Zuora securities, such as short sales or put options.
☒ Do Not Permit Pledging. We generally do not permit our executive officers or Board members to hold our securities in a margin account or pledge our securities as collateral for a loan, unless it can be demonstrated that the pledgee has the financial capacity to repay the loan without resort to pledged securities, subject to prior approval by our compliance officer.
☒ No “Single-Trigger” Change in Control Arrangements. The post-employment compensation arrangements for our executive officers, including our NEOs, do not provide for single-trigger accelerated vesting upon a change in control.
☒ No Excessive Perquisites. We generally do not provide any executive-specific perquisites to our NEOs.

Compensation Philosophy and Guiding Principles
We have designed our executive compensation program to reward our executive officers, including our Named Executive Officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly competitive, technology-oriented environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries and annual cash bonus opportunities, as well as long-term incentive equity awards that are earned over a multi-year period or based on specific pre-established performance metrics, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.
Our Compensation Committee annually reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the Compensation Committee considers market and industry practices. While the Compensation Committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor.
Say-on-Pay Vote Results
Our stockholders have the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers annually (the “say-on-pay” proposal). At our 2023 annual meeting of stockholders, our stockholders approved the say-on-pay proposal, with approximately 94% of the votes cast voting in favor of our executive compensation program for fiscal 2023 as disclosed in last year's proxy statement.
Our Compensation Committee reviews our executive compensation program annually, taking into consideration feedback from our stockholders, including the results of the prior year's say-on-pay vote, as well as market conditions and input from the Compensation Committee’s independent compensation consultant. The Compensation Committee believes that our voting results reflect the company's efforts to properly align pay with performance while also aligning management and stockholder interests. Taking into consideration the strong support for our 2023 say-on-pay vote, our Compensation Committee did not make any significant changes to our executive compensation policies and practices based on the voting results. We value the opinions of our stockholders, and our Compensation Committee and Board of Directors will continue to consider the outcome of future say-on-pay advisory votes when making executive compensation decisions.
Compensation-Setting Process
Role of the Compensation Committee
Our Compensation Committee establishes our overall compensation philosophy and reviews and approves our executive compensation program. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, and has retained an independent compensation consultant, to assist in carrying out its responsibilities to determine the compensation of our executive officers. During fiscal 2024, the Compensation Committee consulted with its independent compensation consultant, Compensia, as well as our CEO, our human resources executive, and our executive compensation staff to formulate its decisions or recommendations with respect to specific compensation actions.
The Compensation Committee makes all final decisions regarding compensation levels and design, including base salaries, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards, for our NEOs, except for our CEO. For our CEO, the Compensation Committee provides a recommendation to the Board of Directors and the independent members of the Board make the final determination of the CEO’s compensation. The Compensation Committee meets on a regularly scheduled basis and at other times as needed and also periodically reviews compensation matters, including those pertaining to our CEO, with our Board of Directors.
At the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions (i) are properly coordinated, (ii) are aligned with our values and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, (v) are competitive with the compensation of executives in comparable positions at our peer companies, and (vi) align the interests of our executive officers with our stockholders. Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as described below. Based on its review and assessment, the Compensation Committee determines changes to our executive compensation program and, from time to time, recommends changes in our executive compensation program to our Board of Directors.

The factors considered by the Compensation Committee in determining the compensation of our executive officers, including our NEOs, for fiscal 2024 included:
•the recommendations of our CEO (except with respect to his own compensation);
•our corporate growth and other elements of financial performance;
•our corporate achievements against one or more short-term and long-term performance objectives;
•the need to retain executives to advance our strategic initiatives;
•the competitive landscape for top executive talent;
•a review of the relevant competitive market analysis prepared by its independent compensation consultants and advisors;
•the expected future contribution of the individual executive officer in driving our corporate strategy and objectives;
•the impact of macroeconomic factors on achievement of corporate and financial metrics;
•historical compensation awards we have made to our executive officers; and
•internal pay equity based on the impact on our business and performance.
The Compensation Committee did not weigh these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the Compensation Committee considered this information in light of their individual experience, knowledge of our company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.
As part of this process, the Compensation Committee also evaluates the performance of our CEO each year and makes a recommendation to our Board of Directors for his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. Our Board of Directors makes the final determination and approval of our CEO’s compensation.
Role of our CEO
Our CEO works closely with our Chief People Officer (CPO) and the Compensation Committee in determining the compensation of our other executive officers, including the other NEOs. Typically, our CEO works with our CPO and the Compensation Committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected metrics. Our CEO also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.
At the beginning of each year, our CEO reviews the performance of our other executive officers, including the other NEOs, for the previous year and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. Using his evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, our CEO provides recommendations to the Compensation Committee on various compensation matters for the other NEOs, including base salary adjustments, target annual cash incentive bonus percentages, actual bonus payments, and long-term incentives in the form of equity awards. The Compensation Committee then reviews these recommendations and considers the other factors described above, including market data, analysis and recommendations provided by Compensia, and makes decisions as to the target total direct compensation of each executive officer (other than our CEO).
While the Compensation Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in (or is present during) the determination of the amounts or elements of his or her own compensation.
Role of Independent Compensation Consultant
For fiscal 2024, our Compensation Committee retained the services of Compensia as its independent compensation consultant due to Compensia's extensive analytical and compensation expertise in the software and services industry. In this capacity, Compensia has advised the Compensation Committee on compensation matters related to our executive and director compensation programs. Compensia assisted the Compensation Committee with, among other things, the following for our fiscal 2024 compensation program:
•executive market pay analysis;
•reviewing and recommending changes to our compensation peer group;
•providing advice with respect to compensation best practices and market trends for executives;

•development and refinement, including through the provision and use of relevant survey data, of executive and employee pay programs and governance practices;
•conducting an analysis of our CEO pay ratio and pay versus performance disclosure in this Proxy Statement;
•conducting an analysis of our Board compensation;
•conducting compensation risk assessments;
•reviewing this Compensation Discussion and Analysis and other disclosures in this Proxy Statement; and
•providing ad hoc advice and support throughout the year.
The Compensation Committee has the sole authority to engage and terminate Compensia's services, as well as to approve its compensation and services rendered. Compensia makes recommendations to the Compensation Committee but has no authority to make compensation decisions on behalf of the Compensation Committee or Zuora.
Compensia reports to the Compensation Committee and has direct access to the Compensation Committee members including the committee Chair. Representatives of Compensia attend meetings of the Compensation Committee as requested and, from time to time, communicate with the Compensation Committee in private sessions or outside of meetings. Compensia periodically meets with members of management, including our CEO and members of our executive compensation staff, for purposes of gathering information and advising on proposals that management may make to the Compensation Committee.
The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the specific independence factors adopted by the SEC and the NYSE, and has concluded that Compensia is independent and that the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.
Use of Market Data and Peer Group Analysis
When considering executive compensation decisions, the Compensation Committee believes it is important to be informed as to current compensation practices of comparable publicly held companies in the software and services industry, especially to understand the demand and competitiveness for attracting and retaining an individual with each NEO's specific expertise and experience.
In fiscal 2024, as in prior years, the Compensation Committee believed referencing competitive market data provided by Compensia, along with other factors, was important when setting total compensation for our NEOs because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success. However, while referencing the peer group compensation levels is helpful in determining market-competitive compensation for our NEOs, the Compensation Committee does not directly tie any pay elements to particular benchmarks within the peer group; rather, peer data is used as a market-check analysis and is just one factor considered in the annual compensation approval process. Other important considerations include employee knowledge, skills and experience; individual performance; scope of responsibilities; retention considerations; and macroeconomic and market conditions.
The Compensation Committee reviews our peer group and the target criteria for selecting such peer group at least annually and makes adjustments as it believes are necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group. The Compensation Committee uses the target criteria as a guide in considering the similarity of a company in terms of industry and financial characteristics but does not strictly adhere to such criteria in selecting the peer group, and may take into account other considerations including companies against which we may compete in hiring key talent.
Fiscal 2024 Compensation Peer Group
The Compensation Committee, in consultation with Compensia, approved of the following target criteria for determining the composition of our peer group for purposes of evaluating the compensation of our NEOs for fiscal 2024:
•Revenue: ~$144 million to ~$900 million (~0.4x to ~2.5x our revenue at the time of review)
•Market capitalization: ~$300 million to ~$4.8 billion (~0.25x to ~4.0x our market capitalization at the time of review)
•Industry: software-as-a-service business model with a focus on enterprise software
•Location: public companies headquartered in the United States, with a preference for companies headquartered on the West Coast or in the San Francisco Bay Area

The following 19 companies were selected by the Compensation Committee as the compensation peer group for purposes of fiscal 2024 executive compensation decisions:

Fiscal 2024 Compensation Peer Group Companies
Alteryx	Domo	SPS Commerce
Amplitude	Model N	Sumo Logic
AppFolio	Momentive Global	Upland Software
BlackLine	New Relic	Varonis Systems
Box	PagerDuty	Workiva
Coupa Software	Q2 Holdings	Yext
Smartsheet
The companies in this compensation peer group were the same companies as in our peer group for fiscal 2023, except that one company was removed because it was acquired (Anaplan) and one company was added because it met the peer group criteria (Amplitude). Although not every company in our fiscal 2024 peer group met each of the target criteria approved for fiscal 2024, the peer group companies were selected on the basis of their similarity to us in terms of industry and financial characteristics as well as being competitors for key executive talent.
Compensation Elements
In fiscal 2024, the three primary elements of our executive compensation program were: (1) base salary, (2) annual cash incentive bonus, and (3) long-term equity incentives each as described below:

Compensation Element	What this Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position
Annual cash incentive bonus	Achievement of pre-established corporate objectives for fiscal 2024	Motivate executive officers to achieve or exceed our corporate and financial short-term goals that are aligned with stockholders' interests
Long-term equity incentives	Achievement of corporate objectives designed to enhance long-term stockholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives
Equity awards that vest over three years or that require achievement of specific corporate metrics provide a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the awards are only earned and become vested over an extended period of time or upon the achievement of certain pre-established corporate and financial metrics in the case of in-progress PSUs, they serve to focus management on the creation and maintenance of long-term stockholder value

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances consistent with competitive pay practices.
Each of these compensation elements, including the amounts paid to our NEOs in fiscal 2024, is described below.

Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program so that we can attract and retain a stable management team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitably set across the executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account their position, qualifications, experience, and the base salaries of our other executive officers.
The Compensation Committee annually reviews the base salaries of our executive officers, including our NEOs, and makes adjustments to base salaries as it determines to be necessary or appropriate.
In fiscal 2024, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee set the base salaries of our executive officers at levels that it believed were appropriate to maintain competitiveness. Consistent with our intended approach to provide compensation competitive with the market, the annual base salary of Mr. Traube was increased effective February 2024 and the base salaries of our CEO and other NEOs remained the same. Mr. Hirsch joined us in fiscal 2024 and his starting annual base salary was set in line with market data at the time of his hire. The annual base salaries of our NEOs for fiscal 2024 were as follows:

Base Salaries for Fiscal 2024 vs. Fiscal 2023
Name	Fiscal 2024 Base Salary	Fiscal 2023 Base Salary	Percentage Increase
Mr. Tzuo	$500,000	$500,000	—%
Mr. McElhatton	$450,000	$450,000	—%
Mr. Traube	$450,000	$425,000	5.9%
Mr. Cohen	$400,000	$400,000	—%
Mr. Hirsch(1)	$450,000	N/A	N/A
(1) Mr. Hirsch joined Zuora on July 10, 2023, and was not an NEO in fiscal 2023. The amount for fiscal 2024 reflects his initial annual base salary as set forth in his employment offer letter.
The actual base salaries earned by our NEOs in fiscal 2024 are set forth in the Summary Compensation Table below.
Cash Incentive Plan
We use annual bonuses to motivate our NEOs to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us deliver a competitive total direct compensation opportunity to our NEOs. Annual cash bonuses are performance-based, are not guaranteed, and may vary materially from year-to-year.
Our Cash Incentive Plan, adopted in 2019, provides the framework for establishing bonus plans each fiscal year for our NEOs. Under the Cash Incentive Plan, the Compensation Committee has the sole discretion to determine with respect to our NEOs: (a) the performance goals applicable to them, which may include any measures determined by the Compensation Committee, including objective and subjective measures, as well as measures related to Zuora or the NEO, and (b) the performance period applicable for goals under the Cash Incentive Plan, which performance periods may be different for different goals and that may be more or less than a fiscal year, e.g., quarterly or semi-annual performance periods.
The Compensation Committee also has the authority to determine the individual amounts paid to our NEOs, including prorating payments for NEOs who were eligible during only a portion of a performance period, and makes a recommendation to the Board with respect to the bonus payout for our CEO. Amounts payable to our NEOs are considered earned on the date of payment and not sooner, and any executive officer who terminates employment with us before the date a payment is made under the Cash Incentive Plan, whether termination is voluntary or involuntary, will not earn any such cash incentive amount unless otherwise determined by the Compensation Committee.
Fiscal 2024 Bonus Plan
The Compensation Committee approved (and with respect to our CEO, recommended to the independent members of our Board for approval) the Fiscal 2024 Bonus Plan, which is an annual plan with a semi-annual pre-payment subject to a cap for the first half payment, as well as the target bonus percentages for each of our executive officers, including our NEOs, and the performance metrics for semi-annual incentive bonus payouts during fiscal 2024. Upon the Compensation

Committee's recommendation, the independent members of our Board approved the target bonus percentage for our CEO and the performance metrics for his semi-annual incentive bonus payouts during fiscal 2024, which were the same as the metrics for the other NEOs.
Fiscal 2024 Target Bonus Percentages for NEOs
For fiscal 2024, the Compensation Committee, after consulting with Compensia and reviewing comparative data of the percentages of pay that is at risk for comparable officers at the companies in our compensation peer group, approved (or with respect to our CEO, recommended to the independent members of the Board for approval, which approved) the following target annual cash bonus opportunities for each of our NEOs under the Fiscal 2024 Bonus Plan, expressed as a percentage of annual base salary, which were the same percentages as in fiscal 2023.

Target Bonus Percentages for Fiscal 2024 vs. Fiscal 2023
Name	Target Annual Cash Bonus Opportunity		Fiscal 2024 Target Annual Cash Bonus Opportunity ($)(1)
	2024	2023
Mr. Tzuo	100%	100%	$500,000
Mr. McElhatton	75%	75%	$337,500
Mr. Traube	100%	100%	$450,000
Mr. Cohen	50%	50%	$200,000
Mr. Hirsch(2)	60%	N/A	$270,000
(1)    The fiscal 2024 target annual cash bonus opportunity reflects an increase to the base salary of Mr. Traube effective on February 1, 2023.
(2)    Mr. Hirsch joined Zuora on July 10, 2023, and was not an NEO during fiscal 2023. The target annual cash bonus opportunity for Mr. Hirsch reflects his target bonus on an annualized basis for fiscal 2024.
Fiscal 2024 Performance Metrics
In May 2023, the Compensation Committee revised the performance metrics for our Fiscal 2024 Bonus Plan to further align the interests of management with our stockholders: ARR was replaced with Net ARR Increase, Non-GAAP Operating Margin was replaced with Non-GAAP Income from Operations, and the Discretionary Component remained the same as in fiscal 2023. The Compensation Committee chose Net ARR Increase and Non-GAAP Operating Margin measures because it believed these metrics would appropriately align management's focus on both top-line and bottom-line financial performance (i.e., revenue growth with expense discipline) and stockholder value creation. Net ARR Increase measures the change in annual recurring revenue generated from our business, and Non-GAAP Income from Operations measures the core profitability of our operations, which motivates more efficient performance and execution across all organizations and at all levels within Zuora. The Compensation Committee retained the Discretionary Component to provide it with flexibility to take into account other factors it deemed applicable for the period.
The following is a description of the metrics used in the Fiscal 2024 Bonus Plan:
•“Net ARR Increase” is the dollar increase in annual recurring revenue for the applicable period over the ARR amount as of January 31, 2023.
•“Non-GAAP Income from Operations" is the dollar achievement of Non-GAAP income from operations.1
•"Discretionary Component" is based on the Compensation Committee's determination of achievement of other factors it deemed applicable for the period, such as market considerations, customer satisfaction metrics and/or macroeconomic conditions.
The relative weightings and fiscal year targets under the Fiscal 2024 Bonus Plan were as follows:

Fiscal 2024 Performance Metrics
Performance Metric	Percent Weight	Fiscal 2024 Target
Net ARR Increase Metric	50%	$61.5 million
Non-GAAP Income from Operations Metric	40%	$40.1 million
Discretionary	10%	—
1 Non-GAAP Income from Operations for fiscal 2024 was calculated as GAAP loss from operations adjusted to exclude the impact of (a) stock-based compensation expense, (b) amortization of acquired intangibles, (c) asset impairments, (d) shareholder litigation expense, (e) acquisition-related expenses, and (f) workforce reduction expenses. GAAP refers to generally accepted accounting principles in the United States of America. For a reconciliation of GAAP loss from operations to Non-GAAP Income from Operations, see our Fiscal 2024 Annual Report (filed with the SEC on March 26, 2024).

These corporate performance measures were aligned with our corporate goals and financial objectives, while taking into account the current business and economic environment. The target level for ARR and Non-GAAP Operating Margin was intended to require significant effort on the part of our executive officers and, therefore, the targets were set at levels the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in smaller or no bonus payments.
In addition, the Compensation Committee (or with respect to our CEO, upon recommendation from our Compensation Committee, the independent members of our Board) set forth the threshold, target and maximum payout percentage amounts under the Fiscal 2024 Bonus Plan, as follows:

Potential Payout Percentages under Fiscal 2024 Bonus Plan

	Net ARR Increase (weighted 50%)		Non-GAAP Income from Operations (weighted 40%)		Discretionary (weighted 10%)
	Achievement (in millions)	Payout as a % of Target	Achievement (in millions)	Payout as a % of Target	Achievement	Payout as a % of Target
Threshold	$46.2	50%	$30.1	50%	—	—
Target	$61.5	100%	$40.1	100%	—	100%[1]
Maximum	$73.9	175%	$48.1	150%	—	200%
(1)    While the Compensation Committee had sole discretion to determine attainment of the Discretionary Component, for purposes of calculating the target bonus payout, the Discretionary Component is assumed to be attained at 100% (for full weighting of 10%).

Net ARR Increase Metric. As set forth above, payout for Net ARR Increase under our Fiscal 2024 Bonus Plan required achievement of at least $46.2 million, at which point the payout would be 50% of target. For Net ARR Increase above $73.9 million, the Net ARR Increase component of the Fiscal 2024 Bonus Plan would be capped at 175% of target. For Net ARR Increase achievement between $46.2 million and the target of $61.5 million, and between $61.5 million and $73.9 million the payout associated with the Net ARR Increase component of the Fiscal 2024 Bonus Plan would be determined with straight-line interpolation between 50% and 100% achievement or 100% and 175%, respectively.

Non-GAAP Income from Operations Metric. Under our Fiscal 2024 Bonus Plan, payout for Non-GAAP Income from Operations required a minimum achievement (Threshold) of $30.1 million, at which point the payout would be 50% of target. Achievement above $48.1 million (Maximum) would cap payouts for the Non-GAAP Income from Operations component would be capped at 150% of target. Achievement between Threshold and $40.1 million (Target), and from Target to Maximum the payout would be determined with straight-line interpolation between 50% and 100% achievement or 100% and 150%, respectively.

Discretionary Component. Payout for the Discretionary Component under our Fiscal 2024 Bonus Plan was based on the Compensation Committee's (or, in the case of our CEO, the Board's) determination of the Company's achievement of factors it deemed applicable for the period, such as (but not limited to) go-to-market considerations, customer satisfaction metrics and macroeconomic considerations, and employee retention. The maximum amount that could be earned for this component was 200% of target.

First Half Payout Cap. Our Fiscal 2024 Bonus Plan provides for a semi-annual payout. For financial prudence, including to preserve the intended goal of sustained value creation and to avoid a potential windfall for executives in the event of market turbulence, to provide retentive value and to emphasize full-year performance, the Compensation Committee decided that the maximum payout for the first half of fiscal 2024 would be subject to a 20% holdback (i.e., actual H1 payout will be 20 percentage points lower than the payout calculated based on H1 achievement) and an overall payout cap of 50% of the annual target bonus opportunity. The final payout for the year would include a true-up for the holdback, if any, which may have been applied to the first half of fiscal 2024.

The payout amount that each executive officer, including our NEOs, was eligible to earn under the Fiscal 2024 Bonus Plan was based on our actual achievement with respect to Net ARR Increase and Non-GAAP Income from Operations, and based on the Compensation Committee's determination of achievement with respect to the Discretionary Component. The actual payouts could have been more or less than the executive officer's target annual cash bonus opportunity (up to a maximum of 167.50%) depending on whether and to what extent we achieved our corporate performance objectives. The Compensation Committee retained the ability, in its sole discretion, to increase or decrease the amounts actually paid to any executive officer regardless of the actual performance against these measures.

Fiscal 2024 Actual Performance Results and Bonus Decisions
Our actual performance for fiscal 2024 against the applicable target level for each performance measure, as well as the amount to be received by each NEO, were determined by the Compensation Committee after taking into consideration the recommendations of our CEO (other than with respect to his own semi-annual bonus payouts).
The following table provides details of the total bonus payments made to our NEOs during fiscal 2024:

Named Executive Officer	Target Annual Bonus for Fiscal 2024	Total Payout as a Percent of Annual Target Bonus for Fiscal 2024(1)	Actual Bonus Paid for Fiscal 2024
Mr. Tzuo	$500,000	67.5%	$337,500
Mr. McElhatton	$337,500	67.5%	$227,813
Mr. Traube	$450,000	67.5%	$303,750
Mr. Cohen	$200,000	67.5%	$135,000
Mr. Hirsch(2)	$152,384	67.5%	$102,859
(1)    This column represents the percentage of achievement under the Fiscal 2024 Bonus Plan.
(2)    Mr. Hirsch's fiscal 2024 target and annual bonus were prorated based on his employment start date of July 10, 2023.

The actual bonus amounts paid for fiscal 2024 performance as set forth in the table above reflect the aggregate of the semi-annual bonus payouts awarded to each executive during the fiscal year. For the first half of fiscal 2024, the achievement of the Net ARR Increase metric was slightly below target, the achievement of the Non-GAAP Income from Operations metric was slightly above target, and the Discretionary Component was determined to have been achieved at target based on the company's go-to-market efforts, customer satisfaction metrics, general macroeconomic conditions, and employee retention considerations during the first half of fiscal 2024, resulting in a calculated payout of 86.8% of target for the first half of the year. As noted above, the Compensation Committee had established a holdback for the first half payment, resulting in a 66.8% payout for the first half of the year (or 33.4% of the annual target payout).
For the full fiscal 2024, our Net ARR Increase was $38.1 million (as reported in our Annual Report), which was below target, and Non-GAAP Income from Operations was $47.5 million, which was above target. After considering Zuora’s fiscal 2024 operational achievement such as go-to-market efforts, product recognition, and customer satisfaction metrics, as well as general macroeconomic conditions, and employee retention considerations, the Compensation Committee determined that the Discretionary Component would be awarded at 90% for the fiscal year. Based on the weightings of the three plan metrics, we achieved 67.5% of our annual target under the Fiscal 2024 Bonus Plan.
Long-Term Equity Incentive Compensation
We grant long-term incentive compensation in the form of equity awards to motivate our NEOs, attract key talent, and align their interests with that of our stockholders. Historically, our NEOs were awarded equity in the form of stock options or time-based RSUs. In fiscal 2023, we granted RSUs to our NEOs (except our CEO) and, for the first time, PSUs to our NEOs with a three-year performance period in order to incentivize achievement of aggressive longer-term performance metrics that we believe will most impact long term value for our stockholders and other stakeholders.
In fiscal 2024, the Compensation Committee (and, in the case of our CEO, the independent members of the Board) granted RSUs to our NEOs in order to enhance the long-term performance of the company, align the interests of management and our stockholders and to retain and incentivize our executives.
In the first quarter of fiscal 2024, the Compensation Committee (and, in the case of our CEO, the independent members of the Board) also amended the performance metrics for the PSUs to be set at levels that could be achieved through diligent efforts and collaboration over the long-term, as more fully described in the “Fiscal 2024 Equity Award Modifications” section below. The Compensation Committee and independent members of the Board, as applicable, considered the difficulty of achieving Tranches 2 and 3 in the amended PSU awards when setting the terms and size of the annual RSU grants to our NEOs (other than Mr. Hirsch), as these tranches were intended to be compensation opportunities for fiscal 2024 and fiscal 2025. The Compensation Committee also granted PSUs to Mr. Hirsch in connection with his hiring in fiscal 2024 on terms that substantially track the modified terms approved for the PSUs held by the other NEOs, except with two tranches instead of three tranches as described in the "PSU Tranches" subsection below. In the first quarter of fiscal 2024, the Compensation Committee also approved an option-for-RSU exchange for Messrs. McElhatton and Traube, as more fully described in the “Fiscal 2024 Equity Award Modifications” section below.
In determining the size of the equity awards granted to our executive officers, including our NEOs, the Compensation Committee (and, in the case of our CEO, the independent members of the Board) generally takes into consideration the recommendations of our CEO (except with respect to his own equity award) and other factors, including the comparative awards granted to similar positions at companies in our compensation peer group, the performance and expected performance of the executive officer, and the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives, overall competitive market data, and information provided by the Committee's independent compensation consultant, Compensia. The Compensation Committee (and, in the case of our CEO, the independent members of the Board), also consider the dilutive impact that our equity awards to our NEOs and other employees would have on stockholder value. For Mr. Hirsch, in setting the size of his equity award, the Compensation Committee also considered an amount that would be sufficient to recruit him to our Company.
Below is a summary of the long-term equity awards granted to our NEOs during fiscal 2024:

Long-Term Equity Awards Granted during Fiscal 2024
Named Executive Officer	Performance Stock Unit Awards (# of shares)(1)	Restricted Stock Unit Awards (# of shares)(1)	Aggregate Grant Date Fair Value of Equity Awards(2)
Mr. Tzuo	—	700,000	$5,565,000
Mr. McElhatton	—	351,724	$2,773,607
Mr. Traube	—	540,515	$3,430,617
Mr. Cohen	—	170,000	$1,494,300
Mr. Hirsch	300,000	300,000	$6,408,000
(1)    This column does not include the PSUs held by our NEOs that were modified in fiscal 2024 and the RSUs issued in exchange for options in fiscal 2024 to Messrs. McElhatton and Traube as more fully described in the “Fiscal 2024 Equity Award Modifications” section below.
(2)    The amounts reported in this column represent the aggregate grant date fair value of PSU and RSU awards for Class A common stock made in fiscal 2024, as computed in accordance with ASC 718. These amounts reflect the accounting costs on the grant date for these PSUs and RSUs and do not represent the actual economic values that were paid to or realized by the NEO. For PSUs, we computed the grant date fair value based on the probable outcome, which is deemed to be achievement of the first and second tranches of the PSU awards. For more information on each equity award, including the respective vesting schedule, please see the table “Grants of Plan-Based Awards” below.
RSUs. The RSUs granted to our NEOs in fiscal 2024 vest quarterly over three years, provided the NEO continues to provide services to Zuora on each such vesting date.

PSUs. Mr. Hirsch received a PSU award in connection with his hiring in fiscal 2024 that included the last two of three metrics included in the PSUs granted to the other NEOs in fiscal 2023 (as modified in fiscal 2024), which PSUs are earned only upon achievement of certain corporate metrics through January 31, 2025. The PSUs are intended to incentivize and reward exceptional performance that drive meaningful increases in stockholder value. Certain terms of the PSU awards granted to our NEOs in fiscal 2023 are set forth below, which terms were subsequently amended by the Compensation Committee (or, in the case of our CEO, the independent members of the Board) in the first quarter of fiscal 2024, as described in greater detail in the “Fiscal 2024 Equity Award Modifications” section below.

Original PSU Metrics. Before the PSUs were modified in the first quarter of fiscal 2024, the PSUs included two performance metrics: ARR Growth and DBRR, as defined and reported quarterly in Zuora’s periodic reports on Form 10-K or Form 10-Q that are filed with the SEC for the applicable period. In general, ARR Growth is the year-over-year growth rate in our ARR and DBRR is a measure of our ability to retain and expand revenue from our customer base over the prior 12-month period. ARR Growth and DBRR were chosen to incentivize executives to focus on the long-term growth in our top-line performance and to ensure the continued focus on the retention and expansion of our existing customer base, which the Compensation Committee believes drives long-term stockholder value creation. Because these metrics are measured period-over-period during the three-year performance period, they incentivize sustained incremental performance beyond the fiscal 2023 period in which they were originally granted, which is covered by our annual cash bonus plan. These metrics were modified in the first quarter of fiscal 2024, as described in greater detail below.

Below are the original metrics for each PSU tranche:

PSU Metrics by Tranche
Metric	Tranche 1	Tranche 2	Tranche 3
ARR Growth	25%	30%	35%
DBRR	113%	115%	118%
Both metrics for a tranche must be met in the same fiscal quarterly period during the performance period that expires on January 31, 2025 for a tranche to be earned. For example, if ARR Growth is 26% (which would exceed the target requirement for Tranche 1), and DBRR is 100% (which would be below the target requirement for Tranche 1), none of the Tranche 1 shares would be earned. The PSU will be canceled with respect to any tranche that has not been earned by the end of the three-year performance period ending January 31, 2025. None of the original PSU tranches were earned during fiscal 2023.

Fiscal 2024 PSU Modification. Following the completion of fiscal 2023, in the first quarter of 2024, the Compensation Committee re-assessed the PSU metrics in the context of the macroeconomic environment during fiscal 2023 as well as the company's increased focus on profitability since the PSU metrics were originally established in March 2022 at the time the PSUs were granted. The Compensation Committee acknowledged that the performance metrics were not achieved during fiscal 2023 and moreover that it was substantially unlikely that such metrics would be achieved prior to the end of the three-year performance period. Accordingly, the Compensation Committee determined that the retentive and incentive value of the PSUs had been meaningfully diminished. As a result, the Compensation Committee (and the independent members of the Board with respect to our CEO) revised the PSU metrics for the balance of the performance period (as described below), including adding a Non-GAAP Operating Margin threshold to the PSUs to encourage emphasis on the company's profitability. The revised PSU metrics were designed to motivate and retain our executive team, while also maintaining challenging performance goals that balance our revenue growth and profitability in alignment with long-term value creation for our stockholders. The Compensation Committee determined these modifications balanced stockholder interests with our retention and business objectives while avoiding incremental equity share dilution or cash compensation costs.
As summarized in the table below, the updated PSU metrics are: 1) ARR Growth plus Non-GAAP Operating Margin, represented as a combined percentage, and 2) DBRR, each as defined and reported in Zuora's periodic reports on Form 10-K or Form 10-Q that are filed with the SEC for the applicable period. While ARR Growth and DBRR retained their original definition as approved in fiscal 2023, the numerical targets for each were revised. Non-GAAP Operating Margin is a measure we use to evaluate our operating performance, including profitability, and achievement of each of the tranches is subject to a threshold level of Non-GAAP Operating Margin. None of the other PSU terms were changed. To preserve the incentive and retention value of the PSUs, no change was made to the number of shares subject to the PSUs or allocated to the three tranches. The amended PSU metrics for each PSU tranche are as follows:

Amended PSU Metrics
Metric	Tranche 1	Tranche 2	Tranche 3
ARR Growth + Non-GAAP Operating Margin (%)(1)	22% (Non-GAAP Operating Margin must be ≥ 0%)	28% (Non-GAAP Operating Margin must be ≥ 0%)	35% (Non-GAAP Operating Margin must be ≥ 10%)
DBRR	107%	108%	110%
(1)    The ARR Growth plus Non-GAAP Operating Margin metric may be achieved by any combination of percentage of ARR Growth and Non-GAAP Operating Margin, respectively, provided Non-GAAP Operating Margin must be at least 0% for Tranches 1 and 2, and at least 10% for Tranche 3. The Non-GAAP Operating Margin floors of 0% and 10%, respectively, were introduced to ensure that a tranche was not earned solely by achieving top-line performance, given our continued focus on bottom-line performance as a key factor to overall company performance.

PSU Performance Period. Because the PSUs are intended to be long-term incentive compensation, the PSU performance period when originally granted was February 1, 2022, through January 31, 2025. The performance period for the PSUs after modification is from the date of modification through January 31, 2025. Achievement of the metrics will be measured on a quarterly basis during this performance period. Any PSUs that are not earned as of January 31, 2025, will be forfeited.

PSU Tranches. The PSUs are divided into three tranches (except with respect to Mr. Hirsch where the PSUs are divided into two tranches (Tranches 2 and 3)), which are earned only if both metrics for that tranche are achieved in the same quarterly period, as determined by the Compensation Committee after we file our periodic report on Form 10-Q or Form 10-K with the SEC for the applicable period. The Compensation Committee believed it was appropriate to include only Tranches 2 and 3 to Mr. Hirsch’s PSUs because his grant was made in the middle of the performance period.

Once a tranche is earned, the shares of our Class A common stock vest over an additional period, subject to the NEOs continued service with Zuora through each such vesting date. For all NEOs except our CEO, an earned tranche vests on the final day of the calendar quarter occurring on or following the date on which the Compensation Committee certifies achievement of the PSU metrics, or, if earlier, 30 days after the Compensation Committee’s certification. For our CEO, an earned tranche vests 90 days after the Compensation Committee’s certification that the metrics for the tranche have been attained, or if such 90th day is during a blackout period under our Insider Trading Policy, then on the first day of our open trading window following the Compensation Committee’s certification.

The number of shares that can be earned by each NEO for each tranche based on achievement of the two metrics above in the same fiscal quarterly period are as follows:

PSU Shares by Tranche
Named Executive Officer	Tranche 1 (# PSU Shares)	Tranche 2 (# PSU Shares)	Tranche 3 (# PSU Shares)	Total PSU Shares
Mr. Tzuo	100,000	200,000	400,000	700,000
Mr. McElhatton	50,000	100,000	200,000	350,000
Mr. Traube	50,000	100,000	200,000	350,000
Mr. Cohen	25,000	50,000	100,000	175,000
Mr. Hirsch	—	100,000	200,000	300,000

Fiscal 2024 PSU Achievement

In September 2023, the Compensation Committee determined that we achieved the amended PSU metrics for Tranche 1 during the second quarter of fiscal 2024, and accordingly 100% of the Tranche 1 PSUs for our NEOs (other than Mr. Hirsch) were earned and vested during the third quarter of fiscal 2024 (or, in the case of our CEO, vested during the fourth quarter of fiscal 2024) in accordance with the PSU agreement.
Fiscal 2024 Equity Award Modifications
In the first quarter of fiscal 2024, the Compensation Committee evaluated certain equity awards previously granted to our executive officers to assess whether such awards continued to serve our retention and incentive objectives, and, in addition to the PSU modification described above, took an additional notable action.
Option-for-RSU Exchange. In the first quarter of fiscal 2024, the Compensation Committee evaluated outstanding stock options that were "underwater", i.e., with exercise prices above our then-current stock price. A significant portion of the long-term equity compensation held by Mr. Traube (our Chief Revenue Officer) and Mr. McElhatton (our Chief Financial Officer) was in the form of such underwater options and thus provided these executives with little or no retentive or incentive value to support our long-term growth. Accordingly, on April 19, 2023, the Compensation Committee determined it to be in the best interests of the Company and its stockholders to offer to exchange the underwater options held by Messrs. Traube and McElhatton for new RSUs at an approximately value-neutral accounting of 2.9 option shares for 1 RSU share. Pursuant to the exchange, vested and unvested options held by Messrs. Traube and McElhatton with exercise prices above $11.50 per share were exchangeable into RSUs, which price was approximately 44% above the closing price of our stock on April 26, 2023, the effective date of the exchange. Mr. Traube agreed to exchange 625,000 option shares (of which 72% were vested) for 215,515 RSUs and Mr. McElhatton agreed to exchange 150,000 option shares (of which 71% were vested) for 51,724 RSUs, resulting in approximately 66% fewer shares subject to the RSUs compared to the canceled options. The new RSU awards are subject to a new two-year quarterly vesting period, provided the NEO continues to provide services to Zuora through each such vesting date.
In considering approaches to addressing the underwater options held by Messrs. Traube and McElhatton, the Compensation Committee determined that this substantially value-neutral exchange approach was preferable as it balanced stockholder interests with achieving our retention and strategic business goals by supporting continuity of the executive leadership team, reducing dilutive impact on our stockholders as compared to other approaches, avoiding a potential windfall for executives if the price were to rebound and reinforcing alignment with stockholder value creation goals as compared to other alternative approaches, such as reducing the impacted options’ exercise prices, granting additional RSUs, or providing cash awards to such executives.

401(k) Plan, ESPP, Welfare, and Health Benefits
We maintain a 401(k) plan for the benefit of our eligible employees. The 401(k) plan is intended to be qualified under Section 401(a) of the Tax Code, and contains a cash or deferred arrangement governed by Section 401(k) of the Tax Code, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of any contributions under the 401(k) plan that may be designated as after-tax Roth contributions). Under the 401(k) plan, participating employees may defer 100% of their eligible earnings up to the Tax Code’s annual contribution limit. With certain exceptions, all full-time employees who are over the age of 21 are eligible to participate in the 401(k) plan immediately. The 401(k) plan does not permit investment of participant contributions or employer contributions in our Class A common stock. Employer contributions under the 401(k) plan are discretionary.
We also offer our employees, including our NEOs, the opportunity to purchase shares of our Class A common stock at a discount under our Employee Stock Purchase Plan (ESPP). Pursuant to the ESPP, eligible employees may allocate up to 15% of their base salary to purchase shares of our Class A common stock, subject to specified limits. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first day of an offering or on the date of purchase.
In addition, we provide other benefits to our executive officers, including our NEOs, on the same basis as all of our full-time employees generally. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based on regular monitoring of applicable laws and practices, the competitive market and our employees' needs.
Perquisites and Other Personal Benefits
Currently, perquisites or other personal benefits are not a significant component of our executive compensation program. We generally do not provide perquisites or other personal benefits to our executive officers, including our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
Other than with respect to our 401(k) plan, our U.S. employees, including our NEOs, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Nonqualified Deferred Compensation
During fiscal 2024, our U.S. employees, including our NEOs, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
Other Compensation Policies
Stock Ownership Policy
We believe that stock ownership by our executive officers, including our NEOs, is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. In August 2019, the Compensation Committee adopted a stock ownership policy that was amended during fiscal 2024. The policy requires our executive officers and the non-employee members of our Board to own a minimum number of shares of our common stock, treating shares of our Class A and Class B common stock equally. These ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy amendments made in fiscal 2024 that were intended to further align our executive officers' and directors' interests with those of our stockholders included increasing the levels of stock ownership required of our executive officers and directors and excluding vested and unexercised options from being included in the ownership calculation. While the Compensation Committee retains discretion to make exceptions to the stock ownership guidelines, persons covered under the policy are required to meet the minimum ownership levels in the chart below by August 2025 (amended in fiscal 2024 from the original compliance date of August 2024) or, if later, within five years of first becoming an executive officer or non-employee Board member (or within six years of first becoming an executive officer or non-employee Board member for executive officers and Board members at the time of the amendment):

Position	Minimum Required Level of Stock Ownership
Chief Executive Officer	At least the lesser of 5X annual base salary or 350,000 shares
Other Executive Officers	At least the lesser of 2X annual base salary or 100,000 shares
Non-employee members of our Board of Directors(1)	At least the lesser of 5X annual cash base retainer for Board service or 50,000 shares
(1)    The ownership requirement applies only to the annual cash base retainer and excludes any additional cash retainer paid as a result of service as a Board chairperson, lead independent director, committee chair or committee member or meeting fees (if any).
If, by the applicable deadline, the executive officer or non-employee Board member has not met the minimum ownership level above, then such executive officer or non-employee Board member must retain 50% of the shares of our common stock received upon settlement of equity awards, including the exercise of stock options and settlement of RSUs. Pursuant to the stock ownership guidelines, if a person covered under such guidelines enters into an Exchange Act Rule 10b5-1 Plan or modifies such plan and later becomes out of compliance with the stock ownership requirements, the trades under such Rule 10b5-1 Plan will not be affected; however, any future Rule 10b5-1 Plans may not be adopted unless they are in compliance with the stock ownership requirements.
Shares of our common stock that are credited to the minimum required ownership levels above include:
•Shares beneficially owned by the executive officer or non-employee Board member, as applicable, and his or her immediate family members residing in the same household, including shares purchased under our ESPP or that are acquired upon vesting of restricted stock or RSUs that are held by such person;
•Shares held in a trust or 401(k) account for the benefit of the executive officer or non-employee Board member, as applicable, or his or her immediate family members;
•Shares owned by a partnership, limited liability company or other entity to the extent of the executive officer's or non-employee Board member's interest in such entity; and
•Vested performance awards that may only be settled in shares of our common stock.
Unvested stock options, shares of restricted stock, deferred stock units, RSUs or PSUs will not count towards the minimum stock ownership levels set forth in the chart above. All executive officers and members of our Board of Directors are currently expected to satisfy the stock ownership guidelines.
Compensation Recovery Policy

In fiscal 2024, we adopted an Executive Compensation Recovery Policy, which is intended to be compliant with the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protect Act and NYSE listing standards. Pursuant to the policy, the Company is required to seek to recover incentive compensation erroneously paid to current and former Section 16 reporting officers (if any) as a result of certain financial misstatements. The policy applies to compensation received on or after October 2, 2023.
Rule 10b5-1 Plans
Our Insider Trading Policy, which we amended in fiscal 2024 to conform to the SEC's new Rule 10b5-1 amendments, requires that each of our directors and executive officers conduct any open market sales or purchases of our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act, unless a trade is otherwise pre-approved by our Board of Directors. Our directors and executive officers are also required to notify the compliance officer prior to making any gifts. The trading plans may be adopted or modified only during an open trading window. An individual may amend or terminate their trading plan in specified circumstances as set forth in our Insider Trading Policy.
Derivatives Trading, Hedging, and Pledging Policies
Our NEOs are subject to our derivatives trading, hedging, and pledging policies described in the section titled “Corporate Governance - Derivatives Trading, Hedging, and Pledging Policies.”
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Tax Code, compensation paid to our covered executive officers, except for certain pre-existing arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2024, the Compensation Committee considered the potential future effects of Section 162(m) when determining NEO compensation and the Compensation Committee is expected to consider the potential future effects of Section 162(m) when determining future NEO compensation. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Tax Code provide that executive officers, other highly compensated employees and service providers (including directors) who hold significant equity interests may be subject to additional taxes if they receive payments or benefits in connection with a change in control of Zuora that exceeds certain statutory limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2024 and we have not agreed and are not otherwise obligated to provide any executive officers, including any NEO, with such a “gross-up” or other reimbursement payment.
Accounting for Stock-Based Compensation
In designing compensation plans and arrangements for our executive officers and other employees, the Compensation Committee considers the accounting treatment and expense of such plans and arrangements. Chief among these is ASC 718, the standard which governs the accounting treatment of stock-based compensation awards under generally accepted accounting principles (GAAP).
ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our Class A common stock and other stock awards (including RSUs and PSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required under SEC rules, even though the recipient of the awards may never realize any value from their awards.
Compensation Risk Assessment
In February 2024, in consultation with Compensia and management, our Compensation Committee assessed our compensation plans, policies and practices for our executive officers, including our NEOs and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually. The reasons for the Compensation Committee's determination included the following:
•We structure our compensation programs to consist of both fixed and variable components. The fixed component (i.e., base salary) of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable components (i.e., cash bonus and equity awards) of our compensation programs are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders on our longer-term success. Our RSUs have time-based vesting and our PSUs granted to members of the executive team have both a performance and time-based vesting component.
•We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•While we generally do not cap cash incentive awards for our sales commissions plans to maximize the incentive for our sales force to meet and exceed their revenue and other commercial objectives, we do maintain internal controls over the determination of sales incentive awards, which we believe help prevent problematic behaviors.
•Our employees are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.
•The Compensation Committee approves employee equity award guidelines as well as the overall annual focal equity budget pool. Any recommended equity award outside these guidelines requires approval by the Compensation Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.
•A significant portion of the compensation paid to our executive officers and Board members is in the form of equity awards to align their interests with the interests of stockholders.
•We maintain Stock Ownership Guidelines for our executive officers and Board members to ensure that they retain specified levels of equity in the Company.

•We have implemented a clawback policy that requires the recovery of incentive-based compensation in the event of a restatement.
•As part of our Insider Trading Policy, we prohibit hedging transactions involving our securities so that our Board of Directors, executive officers and all other employees cannot insulate themselves from the effects of poor stock price performance or engage in trading that is not aligned with value creation for our stockholders.

Report of the Compensation Committee
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Tim Haley, Chair
Laura Clayton McDonnell
John D. Harkey, Jr.
Jason Pressman

Compensation Tables
Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our NEOs for all services rendered in all capacities during the fiscal years ended January 31, 2024 (fiscal 2024), January 31, 2023 (fiscal 2023), and January 31, 2022 (fiscal 2022), as applicable.

Name and Principal Position	Fiscal Year(1)	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Total ($)
Tien Tzuo Chairman and Chief Executive Officer	2024	500,000		—	7,950,000	—	337,500	8,787,500
	2023	500,000		—	4,563,000	—	454,000	5,517,000
	2022	500,000		—	3,128,000	3,265,000	531,000	7,424,000
Todd E. McElhatton Chief Financial Officer	2024	450,000		—	4,281,107	—	227,813	4,958,920
	2023	450,000		—	6,084,000	—	306,450	6,840,450
	2022	400,000		—	4,698,000	—	318,600	5,416,600
Robert J. E. Traube President and Chief Revenue Officer	2024	450,000		—	5,091,922	—	303,750	5,845,672
	2023	425,000		—	6,084,000	—	385,900	6,894,900
	2022	400,000		—	4,698,000	—	424,800	5,522,800
Andrew M. Cohen Chief Legal Officer and Corporate Secretary	2024	400,000		—	2,248,050		135,000	2,783,050
	2023	386,364	(6)	—	4,494,750	—	175,132	5,056,246
Peter D. Hirsh Chief Product and Technology Officer	2024	253,125	(7)	300,000	4,272,000	—	102,859	4,927,984
_____________________
(1)Compensation information provided only for years in which the executive was designated a NEO.
(2)The amount in this column represents a one-time signing bonus in fiscal 2024 for Mr. Hirsch.
(3)Amounts in this column represent the aggregate fair value of the stock awards, comprising RSUs and PSUs, computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes. These amounts do not represent the actual economic values that were paid to or realized by the NEOs. There can be no assurance that RSUs or PSUs will settle (in which case no value will be realized by the individual) or that settlement of RSUs or PSUs will approximate the fair value as computed in accordance with ASC 718.
In fiscal 2023, we granted PSU awards to our NEOs (other than Mr. Hirsch) and computed the grant date fair value of PSUs based on the probable outcome, which was deemed to be achievement of the first and second tranches. If the PSUs were instead valued based on the maximum outcome of the applicable performance condition (i.e., based on the maximum level of performance), the total grant date fair value of the PSU awards reported in this column would be $10,647,000 (Mr. Tzuo), $2,661,750 (Mr. Cohen), and 5,323,500 (Messrs. McElhatton and Traube). The PSU metrics were not achieved in fiscal 2023. However, as described in greater detail in the sections titled “Compensation Discussion and Analysis—Long Term Equity Incentive Compensation,” the PSUs were modified in the first quarter of fiscal 2024. The amounts in this column for fiscal 2024 for all NEOs (other than Mr. Hirsch) reflect the incremental fair value of PSUs as of the modification date. We computed the incremental fair value of these PSUs as of the modification date based on the probable outcome as of the modification date, which was deemed to be achievement of the first and second tranches. The PSU metrics for tranche 1 were achieved in fiscal 2024. If the PSUs were instead valued based on the maximum outcome of the applicable performance condition (i.e., based on the maximum level of performance), the total incremental fair value of the PSU awards reported in this column for fiscal 2024 would be: $5,565,000 (Mr. Tzuo), $1, 758,750 (Mr. Cohen), and $3,517,500 (Messrs. McElhatton and Traube). In fiscal 2024, we also granted a PSU award to Mr. Hirsch in connection with his hiring, and we computed the grant date fair value of his PSUs based on the probable outcome as of the grant date, which was deemed to be achievement of the first and second tranches. This is the maximum outcome of the applicable performance condition (i.e., based on the maximum level of performance) for Mr. Hirsch’s PSU award.

Amounts in this column also represent the incremental fair value of RSUs that were granted to Messrs. McElhatton and Traube in exchange for their underwater options in fiscal 2024. Please see "Compensation Discussion and Analysis—Long Term Equity Incentive Compensation" for additional discussion.
(4)Amounts in this column represent the aggregate fair value of the stock options computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements included in our Annual Report.
(5)The amounts reported represent the amounts earned based upon achievement of certain performance goals under our Corporate Bonus Plan. Payments for fiscal 2024 are described in greater detail in the section titled “Compensation Discussion and Analysis—Fiscal 2024 Bonus Plan.” The amount for Mr. Hirsch is prorated to reflect his start date of July 10, 2023.
(6)The amount for Mr. Cohen represents his prorated base salary during fiscal 2023, given that he joined us on February 14, 2022. His annual base salary was $400,000 for fiscal 2023.

(7)The amount for Mr. Hirsch represents his prorated base salary during fiscal 2024, given that he joined us on July 10, 2023. His annual base salary was $450,000 for fiscal 2024.
Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made to the NEOs during the fiscal year ended January 31, 2024.

Name	Type of Award	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)(3)			Estimated Possible Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value ($)(6)
			Target ($)	Threshold ($)	Maximum ($)	Target (#)	Threshold (#)	Maximum (#)
Tien Tzuo	Cash	N/A	500,000	225,000	837,500	—	—	—	—	—
	RSU	04/25/23	—	—	—	—	—	—	700,000	5,565,000
	PSU	04/25/23	—	—	—	300,000	100,000	700,000	—	2,385,000
Todd E. McElhatton	Cash	N/A	337,500	151,875	565,313	—	—	—	—	—
	RSU	04/19/23	—	—	—	—	—	—	300,000	2,637,000
	RSU	04/26/23	—	—	—	—	—	—	51,724	136,607
	PSU	03/06/23	—	—	—	150,000	50,000	350,000	—	1,507,500
Robert J. E. Traube	Cash	N/A	450,000	202,500	753,750	—	—	—	—	—
	RSU	04/19/23	—	—	—	—	—	—	325,000	2,856,750
	RSU	04/26/23	—	—	—	—	—	—	215,515	573,867
	PSU	03/06/23	—	—	—	150,000	50,000	350,000	—	1,507,500
Andrew M. Cohen	Cash	N/A	200,000	90,000	335,000	—	—	—	—	—
	RSU	04/19/23	—	—	—	—	—	—	170,000	1,494,300
	PSU	03/06/23	—	—	—	75,000	25,000	175,000	—	753,750
Peter D. Hirsch	Cash	N/A	270,000	121,500	452,250	—	—	—	—	—
	RSU	07/10/23	—	—	—	—	—	—	300,000	3,204,000
	PSU	07/10/23	—	—	—	100,000	—	300,000	—	1,068,000
____________________
(1)    Dates provided in this column reflect grant date of RSU awards, grant date of PSU award for Mr. Hirsch, and modification date of PSU awards for Messrs. Tzuo, McElhatton, Traube, and Cohen.
(2)    Reflects target, threshold and maximum target bonus amounts, as applicable, for our Corporate Bonus Plan for fiscal 2023, as described in “Compensation Discussion and Analysis—Fiscal 2024 Bonus Plan.” These amounts do not necessarily correspond to the actual bonus amounts that were received by our NEOs.
(3)    The Corporate Bonus Plan for fiscal 2024 included three performance metrics: Net ARR Increase (weighted at 50%), Non-GAAP Income from Operations (weighted at 40%) and the Discretionary Component (weighted at 10%). While the Compensation Committee had sole discretion to determine attainment of the Discretionary Component, for purposes of calculating the target bonus payout, the Discretionary Component is assumed to be attained at 100% (for full weighting of 10%) and Net ARR Increase and Non-GAAP Income from Operations are assumed attained at 100%. For purposes of calculating the threshold bonus payout, Net ARR Increase and Non-GAAP Income from Operations are assumed achieved at 75% and the Discretionary Component is assumed attained at 0%. For purposes of calculating the maximum bonus payout, Net ARR Increase and Non-GAAP Income from Operations are assumed achieved at 120% and the Discretionary Component is assumed attained at 200%.
(4)    The PSUs may vest in three tranches based on achievement of performance metrics assigned to each such tranche over a performance period that ends on January 31, 2025. For purposes of this table, the threshold is deemed to be achievement of the first tranche, the target level is deemed to be achievement of the first and second tranches (which is based on the probable outcome of the applicable performance conditions at the time of grant) and the maximum payout is deemed achievement of all three tranches under the PSUs. Tranche 1 vested in fiscal 2024.
(5)    Outstanding but unvested equity awards are subject to acceleration under certain circumstances in the event of a change in control as described in the "Potential Payments upon Termination or Change in Control" and "Change in Control Provisions for PSUs" sections below.
(6)    Amounts in this column represent the aggregate fair value of the stock awards, comprising RSUs and PSUs, computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes. With respect to RSUs granted to Messrs. McElhatton and Traube, the grant date fair value reflects the incremental value associated with the exchange from options to RSUs. These amounts do not represent the actual economic values that were paid to or realized by the NEOs. For information on the assumptions used to calculate the grant date fair value of the stock awards, refer to Note 16 to our audited consolidated financial statements included in our Annual Report.

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information on outstanding equity awards held by our NEOs as of January 31, 2024.

			Option Awards(2)				Stock Awards(2)
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(5)
Tien Tzuo	11/18/14	(6)	1,334,485	—	3.04	11/18/24	—	—	—	—
	03/08/18	(6)	362,406	—	7.94	03/08/28	—	—	—	—
	05/07/19	(6)	350,000	—	22.10	05/07/29	—	—	—	—
	05/27/20	(7)	328,125	21,875	11.66	05/27/30	—	—	—	—
	05/05/21	(7)	343,750	156,250	15.64	05/05/31	—	—	—	—
	05/05/21	(8)	—	—	—	—	62,500	571,250	—	—
	03/01/22	(9)	—	—	—	—	—	—	600,000	5,484,000
	04/25/23	(10)	—	—	—	—	525,001	4,798,509	—	—
Todd E. McElhatton	06/22/20	(11)	—	—	—	—	18,750	171,375	—	—
	02/25/21	(12)	—	—	—	—	93,750	856,875	—	—
	03/01/22	(13)	—	—	—	—	104,167	952,086	—	—
	03/01/22	(9)	—	—	—	—	—	—	300,000	2,742,000
	04/19/23	(14)	—	—	—	—	225,000	2,056,500	—	—
	04/26/23	(15)	—	—	—	—	32,328	295,478	—	—
Robert J. E. Traube	05/11/20	(16)	—	—	—	—	6,250	57,125	—	—
	02/25/21	(12)	—	—	—	—	93,750	856,875	—	—
	03/01/22	(13)	—	—	—	—	104,167	952,086	—	—
	03/01/22	(9)	—	—	—	—	—	—	300,000	2,742,000
	04/19/23	(14)	—	—	—	—	243,750	2,227,875	—	—
	04/26/23	(15)	—	—	—	—	134,698	1,231,140	—	—
Andrew M. Cohen	02/14/22	(17)	—	—	—	—	66,664	609,309	—	—
	03/01/22	(9)	—	—	—	—	—	—	150,000	1,371,000
	04/19/23	(14)	—	—	—	—	127,500	1,165,350	—	—
Peter D. Hirsch	07/10/23	(18)	—	—	—	—	300,000	2,742,000	—	—
	07/10/23	(9)	—	—	—	—	—	—	300,000	2,742,000
____________________
(1)    Outstanding option awards in this table with a grant date on or before March 8, 2018 were granted under our pre-IPO option plans, consisting of our 2006 Stock Plan (2006 Plan) and our 2015 Equity Incentive Plan (2015 Plan), and are for rights to purchase shares of our Class B common stock. Option awards granted under these plans also include an early exercise provision allowing for the exercise of unvested shares, subject to our right of repurchase. All awards granted after March 8, 2018 were granted under our 2018 Plan and are awards for options to purchase shares of our Class A common stock or shares of our Class A common stock.
(2)    Outstanding but unvested equity awards are subject to acceleration under certain circumstances in the event of a change in control, as described in the "Potential Payments upon Termination or Change in Control" and "Change in Control Provisions for PSUs" sections below.
(3)    All shares in the column "Number of Securities Underlying Unexercised Options (#) Exercisable" were vested at the end of fiscal 2024.
(4)    All shares in the column "Number of Securities Underlying Unexercised Options (#) Unexercisable" were unvested at the end of fiscal 2024.
(5)    The applicable market value is determined by multiplying the number of shares by the fair market value per share of our Class A common stock at closing on January 31, 2024 (the last trading day of fiscal 2024), or $9.14.
(6)    The stock option is fully vested.
(7)    The stock option vests as to 1/48 of the shares subject to the option monthly following the grant date, subject to continued service with us through each such vesting date.

(8)    The RSUs vest as to 1/8 of the total shares underlying the award on September 30, 2021, and 1/16 of the total shares underlying the award quarterly thereafter, subject to continued service with us through each such vesting date.
(9)    The PSUs vest upon achievement of pre-established metrics between February 1, 2023, and January 31, 2025. The PSU metrics for tranche 1 were achieved in fiscal 2024, and therefore the number of shares subject to tranches 2 and 3 of the PSU remained outstanding as of the end of fiscal 2024. For more information see "Long-Term Equity Incentive Compensation" section above.
(10)    The RSUs vest as to 1/6 of the total shares underlying the award on September 30, 2023, and 1/12 of the total shares underlying the award quarterly thereafter, subject to continued service with us through each such vesting date.
(11)    The RSUs vest as to 1/4 of the total shares underlying the award on June 30, 2021, and 1/16 of the total shares underlying the award quarterly thereafter, subject to continued service with us through each such vesting date.
(12)    The RSUs vest as to 1/16 of the total shares underlying the award quarterly beginning on June 30, 2021, subject to continued service with us through each such vesting date.
(13)    The RSUs vest as to 1/12 of the total shares underlying the award quarterly beginning on June 30, 2022, subject to continued service with us through each such vesting date.
(14)    The RSUs vest as to 1/12 of the total shares underlying the award quarterly beginning on June 30, 2023, subject to continued service with us through each such vesting date.
(15)    The RSUs vest as to 1/8 of the total shares underlying the award quarterly beginning on June 30, 2023, subject to continued service with us through each such vesting date.
(16)    The RSUs vest as to 1/16 of the total shares underlying the award quarterly beginning on June 30, 2020, subject to continued service with us through each such vesting date.
(17)    The RSUs vest as to 1/3 of the total shares underlying the award on December 31, 2022, and 1/12 of the total shares underlying the award quarterly thereafter, subject to continued service with us through each such vesting date.
(18)    The RSUs vest as to 1/3 of the total shares underlying the award on June 30, 2024, and 1/12 of the total shares underlying the award quarterly thereafter, subject to continued service with us through each such vesting date.
Stock Option Exercises and Stock Vested During Fiscal 2024
The following table presents, for each of our NEOs, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the fiscal year ended January 31, 2023, and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Tien Tzuo	386,800	2,394,812	324,999	2,859,783
Todd E. McElhatton	—	—	340,229	3,196,624
Robert J. E. Traube	—	—	414,150	3,903,507
Andrew M. Cohen	—	—	134,169	1,252,829
Peter D. Hirsch	—	—	—	—
(1)    The value realized on exercise equals the number of shares multiplied by the difference between (a) either (i) the actual sale price of our Class A common stock underlying the options exercised (or, in the case of an option to purchase Class B shares, the sale price of the Class A common stock after automatic conversion from Class B shares to Class A shares upon exercise of the option) if the shares were immediately sold, or (ii) the closing price per share of our Class A common stock as reported on the New York Stock Exchange on the date of exercise if the shares were held, and (b) the applicable exercise price of such stock options.
(2)    Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. We withhold shares for tax withholding purposes and the NEO actually receives a smaller number of shares.
(3)    The value realized on vesting equals the closing price per share of our Class A common stock as reported on the New York Stock Exchange on the vesting date multiplied by the gross number of shares acquired on vesting as described above in footnote 2.
Offer Letters and Agreements with our Named Executive Officers
We entered into employment offer letters with each of our NEOs, each of which provides for “at-will” employment. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate these individuals into the executive compensation structure, balancing both competitive and internal equity considerations. In addition, each of our NEOs has entered into severance and change in control agreements. See “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control
Change in Control and Severance Agreements
We entered into Change in Control and Severance Agreements with all of our NEOs (each, a Severance Agreement) to provide severance and change in control benefits as described below.
Outside of a Change in Control. Our NEOs can receive certain payments and benefits upon a qualifying termination of employment outside of a "Change of Control" (as defined in the Severance Agreement) of Zuora. A qualifying termination of employment means a termination by us without cause and, in the case of Mr. Tzuo, also includes the termination of his employment for “good reason” (as defined in his Severance Agreement). In exchange for a general release of claims in our favor, the executive officer is entitled to (i) a lump sum severance payment of six months of base salary, and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for six months for the executive officer and his eligible dependents. In addition, under the terms of the PSUs, any previously earned PSUs (PSUs for which the applicable performance goals have been previously met) that have not yet time-vested at the time of a qualifying termination will immediately vest.
In Connection with a Change in Control. If the NEO is subject to a qualifying termination of employment within the three months preceding a Change in Control (but after a legally binding and definitive agreement for a potential change in control has been executed) or within the 12 months following a change in control (referred to as a CIC Qualifying Termination), the executive officer is entitled to the following benefits in exchange for a general release of claims: (i) a lump sum severance payment of 12 months of base salary (18 months of base salary for Mr. Tzuo) plus the executive officer's prorated target annual bonus amount, (ii) 100% acceleration of any then-unvested time-based RSUs and option awards, and acceleration of equity awards subject to performance goals at 100% of target level of performance (except that the terms of the PSUs granted to NEOs in fiscal 2024 provide for different treatment tailored for its structure, as described below), and (iii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months following the NEOs separation for the NEO and the NEO's eligible dependents.
Change in Control Provisions in PSUs
Under the terms of the PSUs previously granted to NEOs, upon the closing of a "Change in Control" (as defined in the Severance Agreement), the first two PSU tranches (or all PSU tranches, if the first or second tranche has been achieved prior to such time) will be deemed achieved, and such PSUs will fully vest upon the earlier of (i) the first anniversary of the closing of the Change in Control and (ii) the last day of the PSU performance period (January 31, 2025), provided the executive officer continues to provide services to the successor company. If the executive officer is subject to a CIC Qualifying Termination, then all earned and unvested PSUs, including those earned upon deemed achievement of a tranche pursuant to a Change in Control, will accelerate and become fully vested in connection with the CIC Qualifying Termination.
The PSUs provide that if the successor or acquiring corporation of the company refuses to assume, convert, replace or substitute the executive’s PSU in connection with a Change in Control then 100% of all earned and unvested PSUs, including those earned upon deemed achievement of a tranche pursuant to a change in control, will accelerate and become fully vested immediately prior to the Change in Control, in exchange for a general release of claims.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs pursuant to their respective severance agreements. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on January 31, 2024. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct.

	Upon a Qualifying Termination - No Change in Control				Upon a Qualifying Termination - Change in Control
	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($) (1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Tien Tzuo	250,000	18,893	—	268,893	1,250,000	37,786	10,853,759	12,141,545
Todd E. McElhatton	225,000	6,083	—	231,083	787,500	12,165	7,074,314	7,873,979
Robert J. E. Traube	225,000	15,961	—	240,961	900,000	31,921	8,067,101	8,999,022
Andrew M. Cohen	200,000	18,893	—	218,893	600,000	37,786	3,145,659	3,783,445
Peter D. Hirsch	225,000	18,893	—	243,893	720,000	37,786	5,484,000	6,241,786
(1) The severance amount includes six months of base salary for a qualifying termination and 12 months (18 months for Mr. Tzuo) of base salary plus target bonus for a qualifying termination related to a Change in Control.
(2) The value of accelerated vesting is calculated based on the per share closing price of our Class A common stock on January 31, 2024 ($9.14). The unvested options held by our NEOs were all underwater and did not have any value on January 31, 2023. As of

January 31, 2024, tranche 1 of the PSUs had been achieved. Accordingly, upon a Change in Control, PSU tranches 2 and 3 would have been deemed achieved, and the PSUs earned with respect thereto would have been subject to time-based vesting and eligible for 100% acceleration in the event of a CIC Qualifying Termination or in the event the successor or acquiring corporation does not assume them.
These change in control and severance agreements are designed to align the interests of our NEOs and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.
CEO PAY RATIO DISCLOSURE
Chief Executive Officer Pay Ratio

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Mr. Tzuo, our CEO, and our median employee's annual total compensation (other than Mr. Tzuo) for fiscal 2024. As permitted by SEC rules, we used the same median employee for fiscal 2024 that we identified for fiscal 2023 because there have been no significant changes to our workforce or pay design for fiscal 2024 that we believe would significantly change our Chief Executive Officer pay ratio results. We calculated the annual total compensation for the median employee using the same methodology we use to calculate the amount reported for our CEO in the “Total” column for fiscal 2024 in the Summary Compensation Table as set forth in this Proxy Statement.

•Mr. Tzuo's annual total compensation for fiscal 2024, as reported in the “Summary Compensation Table” included in this Proxy Statement, was $8,787,500.
•Our median employee's annual total compensation for fiscal 2024 was $131,644.

Based on the above, the ratio of our CEO's annual total compensation for fiscal 2024 to the total compensation of our median employee for fiscal 2024 was 67:1. We believe this pay ratio to be a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

The SEC's rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as each company's pay ratio is based on its unique employee population, compensation practices and calculation methodology.
PAY VERSUS PERFORMANCE DISCLOSURE
Pay versus Performance
The following table provides disclosure regarding the relationship between the ‘‘compensation actually paid”, as computed in accordance with SEC rules, to our principal executive officer (PEO) and non-PEO NEOs (as a group) and certain financial performance measures, for the fiscal years listed below. For further information concerning our pay for performance philosophy and how we align executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis above. Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

Fiscal Year(1)	Summary Compensation Total for PEO ($)(2)	Compensation actually paid to PEO(3) ($)	Average Summary Compensation Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($)	Value of initial fixed $100 investment based on:		Net Loss ($000s)	Company-Selected Financial Measure: Net ARR Increase ($000s)(6)
					Zuora Total Stockholder Return(4) ($)	Peer group Total Stockholder Return(5) ($)
2024	8,787,500	10,154,466	4,628,907	4,196,628	62	219	(68,193)	38,104
2023	5,517,000	(1,638,716)	6,408,012	789,420	54	146	(197,970)	51,121
2022	7,424,000	8,833,317	4,296,700	5,173,371	113	173	(99,425)	51,922
2021	2,206,055	2,460,719	1,946,322	1,456,795	100	137	(73,174)	27,768

(1) Tien Tzuo served as the Company's Principal Executive (our PEO) for the entirety of all four fiscal years presented. Our non-PEO NEOs for the indicated fiscal years were as follows:
–Fiscal 2024: Todd McElhatton, Robert Traube, Andrew Cohen, Peter Hirsch
–Fiscal 2023: Todd McElhatton, Robert Traube, Andrew Cohen, and Sridhar Srinivasan
–Fiscal 2022: Todd McElhatton, Robert Traube, Sridhar Srinivasan, and Jennifer Pileggi
–Fiscal 2021: Todd McElhatton, Robert Traube, Jennifer Pileggi, Brent Cromley, Tyler Sloat, and Paolo Battaglini
(2)     Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the indicated fiscal year in the case of our PEO Tien Tzuo and (ii) the average of the total compensation reported in the Summary Compensation Table in this Proxy Statement for the indicated fiscal year in the case of the non-PEO NEOs.

(3)     Amounts reported in these columns represent the compensation actually paid to our PEO and our non-PEO NEOs for the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on their total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

		Deductions		Additions
Fiscal Year	Summary Compensation Table Total ($)	Amounts Reported in the Summary Compensation Table for Stock Awards ($)	Value of Any Awards Forfeited During the Fiscal Year ($)	Value of Stock Awards Granted During the Year, Outstanding and Unvested at Year-End ($)	Change in Value of Stock Awards Granted in Any Prior Year, Outstanding and Unvested at Year-End ($)	Value of Stock Awards Granted and Vested in the Same Year ($)	Change in Value of Stock Awards Granted in any Prior Year Vested During the Year ($)	Compensation Actually Paid ($)
Principal Executive Officer
2024	8,787,500	7,950,000	0	4,798,509	2,706,990	1,509,658	301,809	10,154,466
2023	5,517,000	4,563,000	0	2,376,000	(3,326,826)	0	(1,641,890)	(1,638,716)
2022	7,424,000	6,393,000	0	5,600,552	382,509	1,357,089	462167	8,833,317
2021	2,206,055	1,624,245	0	1,958,279	(43,345)	311,103	(347,128)	2,460,719
Average for non-PEO NEOs
2024	4,628,907	3,973,270	96,573	2,486,711	224,937	712,776	213,141	4,196,628
2023	6,408,012	5,686,688	0	2,417,249	(1,926,517)	460,531	(883,168)	789,420
2022	4,296,700	3,578,100	0	3,133,716	412,564	639,966	268,525	5,173,371
2021	1,946,322	1,497,717	530,461	1,560,226	(17,994)	201,497	(205,077)	1,456,795
In calculating "compensation actually paid" to the PEO and Non-PEO NEOs, we determined the fair value of outstanding, vested and forfeited equity awards in the applicable year in accordance with SEC rules and computed in a manner consistent with ASC 718. The fair value of RSUs is based on the stock price on the relevant measurement date. The fair value of PSUs is computed based on the probable outcome of achievement of the applicable performance conditions as of the relevant measurement date, which is deemed to be achieved for the first and second tranches (first tranche for Mr. Hirsh). Valuation assumptions used to calculate PSU fair values did not materially differ from those disclosed at the time of grant or modification, as applicable, except for the stock price. Stock options are valued using a Black-Scholes model as at the relevant measurement date, using assumptions consistent with those used for the grant date fair value purposes. Average non-PEO NEO values for 2024 include the value of RSUs granted to Messrs. McElhatton and Traube in exchange for underwater options, which underwater options were exchanged for new RSUs at an approximately value-neutral accounting ratio of 2.9 option shares for 1 RSU share. Please see footnote 1 for the non-PEO NEOs included in the average for each indicated fiscal year.

(4)    Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our Class A common stock on January 31, 2020, using the closing stock price on that date. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)    The TSR Peer Group consists of S&P 500 Information Technology Index. This calculation assumes that $100 was invested in this index on January 31, 2020, (aligned with the period used in footnote 4 above).

(6)    We determined annual recurring revenue net growth (Net ARR Increase) to be the most important financial performance measure used to link company performance to "compensation actually paid" to our PEO and non-PEO NEOs. ARR, which we report in our periodic reports on Form 10-K and Form 10-Q, measures the recurring revenue generated from our business. "Net ARR Increase" is the dollar increase in ARR for the fiscal year in question over the ARR amount as of the end of the prior fiscal year. Net ARR Increase had a 50% weighting among the performance measures used to determine annual bonuses under the Fiscal 2024 Bonus Plan and were also used for the PSU performance metrics, as modified in fiscal 2024.

Relationship Between Pay and Performance

"Compensation actually paid" in the tables above is calculated pursuant to SEC rules and reflects cash compensation actually paid as well as changes to the fair values of equity awards during the applicable fiscal years based on year-end or vesting date stock prices, various accounting valuation assumptions, and projected performance modifiers, and does not reflect the actual amounts earned by our NEOs. Compensation actually paid fluctuates annually largely due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.

Because "compensation actually paid" set forth in the tables above does not reflect the actual amount earned by our NEOs, we do not use this measure for understanding how NEO pay aligns with our company performance. For a discussion of how our compensation committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see Compensation Discussion and Analysis in this Proxy Statement and in our proxy statements filed for fiscal 2021, 2022, and 2023.

The following graphs show the relationship of compensation actually paid, as calculated under the SEC rules, to our PEO and non-PEO NEOs for our fiscal years 2021, 2022, 2023, and 2024 to (1) total stockholder return of both our Class A common stock and the S&P 500 Information Technology Index, (2) our net income (loss), and (3) our Net ARR Increase.

Tabular List of Most Important Financial Performance Measures
The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2024. These measures were used to determine payouts in our 2024 Corporate Bonus Plan and were also used for the PSU performance metrics, as modified in fiscal 2024.

Performance Metrics
Net ARR Increase
Non-GAAP Income from Operations

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of January 31, 2024, with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)(#))
		(a)	(b)	(c)
Equity compensation plans approved by security holders	Class A(2)	20,078,957	15.56	12610295(4)
	Class B(3)	3,528,321	4.61	—
Equity compensation plans not approved by security holders		—	—	—
Total	Class A and Class B	23,607,278	9.21	12610295(4)
_____________________
(1)    The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of RSUs or PSUs, since these equity awards do not have an exercise price.
(2)    Includes the 2018 Plan and the 2018 Employee Stock Purchase Plan (2018 ESPP).
(3)    Includes the 2006 Plan and the 2015 Plan.
(4)    Consists of 4,172,525 shares of Class A common stock available under the 2018 ESPP, including shares subject to outstanding rights that were under offering periods in progress as of January 31, 2024, and 8,437,770 shares of Class A common stock available under the 2018 Plan. There are no shares of common stock available for issuance under our 2006 Plan or 2015 Plan, but these plans continue to govern the terms of options granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2006 Plan or the 2015 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2018 Plan. In addition, the number of shares reserved for issuance under our 2018 Plan increased automatically by 8,305,565 on February 1, 2024, and will increase automatically on the first day of February of each of 2025 through 2028 by the number of shares equal to 5% of the total issued and outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 or a lower number approved by our Board of Directors. The number of shares reserved for issuance under our 2018 ESPP increased automatically by 1,661,113 on February 1, 2024, and will increase automatically on the first day of February of each year during the term of the 2018 ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 or a lower number approved by our Board of Directors. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2024, by:
•each of our Named Executive Officers;
•each of our directors or director nominees;
•all of our directors and executive officers as a group; and
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws.
Applicable percentage ownership is based on 137,836,105 shares of Class A common stock and 8,239,677 shares of Class B common stock outstanding as of March 31, 2024. Shares of our Class A common stock and Class B common stock subject to stock options or warrants or securities with conversion privileges that are currently exercisable or exercisable within 60 days of March 31, 2024, or RSUs that may vest and settle within 60 days of March 31, 2024, are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power(1)
Named Executive Officers and Directors:
Tien Tzuo(2)	1,081,352	*	9,593,636	96.5	40.72
Todd E. McElhatton	308,809	*	—	—	*
Robert J. E. Traube	106,110	*	—	—	*
Andrew M. Cohen	149,762	*	—	—	*
Peter D. Hirsch	—	—	—	—	*
Omar P. Abbosh	59,903	*	—	—	*
Sarah R. Bond	52,607	*	—	—	*
Laura Clayton McDonnell	31,821	*	—	—	*
Kenneth A. Goldman(3)	45,416	*	224,026	2.7	1.03
Amy Guggenheim Shenkan	17,977	*	—	—	*
Timothy Haley(4)	230,312	*	—	—	*
Joseph Osnoss(5)	17,350	*	—	—	*
Jason Pressman(6)	89,984	*	—	—	*
All executive officers and directors as a group (13 persons)(7)	2,191,403	1.58	9,817,662	98.1	41.99

Other 5% Stockholders:
Entities affiliated with Silver Lake Group, L.L.C.(8)	27,500,000	16.6	—	—	11.10
Entities affiliated with The Vanguard Group(9)	16,344,929	11.9	—	—	7.42
Entities affiliated with BlackRock, Inc.(10)	13,810,113	10.0	—	—	6.27
Entities affiliated with Bank of New York Mellon(11)	7,219,231	5.2	—	—	3.28
____________________
*Less than 1%
(1)Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class outstanding as of March 31, 2024. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2024, or RSUs that may vest and settle within 60 days of March 31, 2024, are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)Consists of (i) 7,256,203 shares of our Class B common stock held of record by the 70 Thirty Trust, of which Mr. Tzuo is a trustee, (ii) 640,542 shares of our Class B common stock held of record by the Next Left Trust, of which Mr. Tzuo is a trustee, (iii)

1,075,000 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2024, and (iv) 1,686,089 shares of our Class B common stock subject to options that are exercisable within 60 days of March 31, 2024.
(3)Includes (i) 1,394 shares of our Class A common stock held of record by the Goldman-Valeriote Family Trust, of which Mr. Goldman is a trustee, (ii) 100,000 shares of our Class B common stock held of record by GV Partners L.P., and (iii) 75,000 shares of our Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2024. GV Partners L.P. is a family limited partnership of which Mr. Goldman is the managing member, and he may be deemed to hold voting and dispositive power over the shares held by the partnership.
(4)Includes (i) 156,793 shares of our Class A common stock held of record by the Haley-McGourty Family Trust, of which Mr. Haley is a trustee and (ii) 34,246 shares of our Class A common stock held of record by Haley-McGourty Partners, of which Mr. Haley is a general partner.
(5)Mr. Osnoss is a Managing Partner at Silver Lake. Shares of Class A Common Stock are held by Mr. Osnoss for the benefit of Silver Lake Technology Management, L.L.C., certain of its affiliates and certain of the funds they manage (Silver Lake) and pursuant to Mr. Osnoss’s arrangement with Silver Lake, upon the sale of these securities, the proceeds are expected to be remitted to Silver Lake.The address for Silver Lake is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(6)Consists of (i) 43,899 shares of Class A common stock held of record by the Jason Pressman Trust, of which Mr. Pressman is trustee, (ii) 17,812 shares of our Class A common stock held of record by Shasta Ventures II GP, LLC. Mr. Pressman is a Managing Director at Shasta Ventures. Shasta Ventures II GP, LLC, is the general partner of Shasta Ventures II, L.P. Mr. Pressman, Shasta Ventures II, L.P. and Shasta Ventures II GP, LLC, share dispositive and voting power with respect to the shares disclosed in this footnote. The address of the entities affiliated with Shasta Ventures is c/o Shasta Ventures, 3130 Alpine Road, Suite 288-446, Portola Valley, California 94028.
(7)Consists of (i) all shares beneficially owned by our executive officers and directors as of March 31, 2024, as a group, (ii) 1,075,000 shares of our Class A common stock subject to options held Mr. Tzuo as of March 31, 2024, that are exercisable within 60 days of March 31, 2024, and (iii) 8,045,771 shares of our Class B common stock subject to options held by our executive officers and directors as of March 31, 2024, as a group, that are exercisable within 60 days of March 31, 2024.
(8)Represents 20,000,000 shares of Class A common stock underlying $400,000,000 principal amount of 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029 held by SLA Zurich Holdings, L.P. and 7,500,000 shares of Class A common stock underlying warrants to purchase shares of Class A common stock held by SLA Zurich Aggregator, L.P. SLA Zurich GP, L.L.C. is the general partner of SLA Zurich Holdings, L.P. SL Alpine II Aggregator GP, L.L.C. is the sole member of SLA Zurich GP, L.L.C. and the general partner of SLA Zurich Aggregator, L.P. Silver Lake Alpine Associates II, L.P. is the managing member of SL Alpine II Aggregator GP, L.L.C. SLAA II (GP), L.L.C. is the general partner of Silver Lake Alpine Associates II, L.P. Silver Lake Group, L.L.C. is the managing member of SLAA II (GP), L.L.C. The address for each of the entities referenced above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(9)Based solely on the Schedule 13G/A filed with the SEC on February 13, 2024, reporting beneficial ownership as of December 29, 2023. The Vanguard Group has shared voting power with respect to 244,227 shares of our Class A common stock, sole dispositive power with respect to 15,983,775 shares of our Class A common stock and shared dispositive power with respect to 361,154 shares of our Class A common stock. The address for the Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(10)Based solely on the Schedule 13G/A filed with the SEC on January 8, 2024, reporting beneficial ownership as of December 31, 2023. BlackRock, Inc. has sole voting power with respect to 13,355,893 shares of our Class A common stock and sole dispositive power with respect to 13,810,113 shares of our Class A common stock. The address for BlackRock, Inc., is 50 Hudson Yards, New York, New York 10001.
(11)Based solely on the Schedule 13G filed with the SEC on January 24, 2024, reporting beneficial ownership as of December 31, 2023. The Bank of New York Mellon has sole voting power with respect to 6,240,541 shares of our Class A common stock, sole dispositive power with respect to 4,442,631 shares of our Class A common stock, and shared dispositive power with respect to 2,776,600. The address for the Bank of New York Mellon Corporation is 240 Greenwich Street, New York, New York 10286.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures with Respect to Related Party Transactions
Our Board is committed to the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that related party transactions may present a heightened risk of potential or actual conflicts of interest. We have a written related person transaction policy that sets forth our procedures for the identification, consideration and approval or ratification of related party transactions that must be reported under applicable SEC rules, i.e., transactions in which Zuora is or was a party, the amount involved in the transaction exceeds $120,000 in an applicable fiscal year and in which any director, executive officer, or beneficial owner of more than 5% of any class of our voting securities, including any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest. Transactions that are determined to be related party transactions are submitted for review and approval by the Audit Committee (except for transactions involving any member of the Audit Committee, which are reviewed by the Governance Committee). In approving or rejecting any such transaction, the applicable committee would consider all relevant facts and circumstances it deems necessary to make a decision, including the nature, type, frequency and dollar amount(s) involved in the transaction, and the risks, costs, and benefits to Zuora. Certain types of transactions are pre-approved under our related party transaction policy, including compensation paid to our executive officers that is approved by our Compensation Committee and compensation paid to our directors that is consistent with our director compensation policies and disclosed in our proxy statement.
In addition, our Code of Conduct requires our employees and directors to avoid situations where their personal interests may, or may appear to, conflict with our interests, and to disclose a potential conflict of interest. In addition, our directors, if appropriate, are required to recuse themselves from Board discussions and votes when their participation could be perceived as creating such a conflict.
Related Party Transactions during Fiscal 2024
Other than the compensation arrangements, including employment, termination of employment, change in control arrangements, and indemnification arrangements entered into with our Board members and executive officers as described in this Proxy Statement, we have not been party to any related party transactions since February 1, 2023, except as described below.
Investment by Silver Lake

On March 2, 2022, we entered into the Investment Agreement with Silver Lake, relating to the issuance of the Notes and Warrants. On March 24, 2022, we completed the sale of the $250 million aggregate principal amount of Initial Notes pursuant to the terms of the Investment Agreement. In connection with the closing, we entered into the Indenture, dated March 24, 2022, with U.S. Bank Trust Company, National Association, acting as Trustee, pursuant to which the Notes were issued. On September 22, 2023, we completed the sale of $150 million aggregate principal amount of Additional Notes pursuant to the terms of the Investment Agreement. Excluding any shares of Class A common stock issuable in connection with any PIK Interest, the Notes are convertible into 20,000,000 shares of Class A common stock, or up to 27,479,160 shares of Class A common stock if holders elect to convert in connection with a Make-Whole Fundamental Change (as defined in the Indenture). The purchase price per note is 98% and the notes bear interest at a rate of 3.95% per annum, payable quarterly in cash, provided that Zuora may elect to pay interest in kind at 5.50% per annum payable quarterly. The notes will mature on March 31, 2029, subject to earlier conversion or repurchase.

In addition, as a condition of the Investment Agreement, Zuora issued to Silver Lake Warrants to acquire up to 7,500,000 shares of our Class A common stock, exercisable for a period of approximately seven years from the initial closing, and of which (i) up to 2,500,000 Warrants shall be exercisable at $20.00 per share, (ii) up to 2,500,000 Warrants shall be exercisable at $22.00 per share and (iii) up to 2,500,000 Warrants shall be exercisable at $24.00 per share. Upon the occurrence of a Make-Whole Fundamental Change (as defined in the Warrants), the Warrants may be exercisable for up to an aggregate of 13,865,000 shares of Class A common stock. Pursuant to the terms of the Investment Agreement, Silver Lake maintains a right to designate one individual for appointment to our Board of Directors subject to certain limitations. Joseph Osnoss, a Managing Partner of Silver Lake, was appointed to our Board of Directors in March 2022 as Silver Lake’s representative and, as a Class III director, is standing for election at the Annual Meeting. This summary is subject to, and qualified in its entirety by, the full text of the Investment Agreement, Indenture and Form of Warrant, as amended from time to time, which were included as exhibits to our Annual Report.
Relativity Agreements
In October 2023, Zuora entered into a customer agreement with Relativity ODA LLC (and/or its affiliates) (Relativity) under which Zuora agreed to provide subscription solutions to Relativity through October 2026 for approximately $1,542,000, as well as professional services in the aggregate amount of approximately $149,210. Zuora additionally entered into an agreement in April 2022 under which Relativity agreed to provide litigation discovery and related services to Zuora for an initial one-year term in the aggregate amount of approximately $48,000 and monthly thereafter at an approximate amount of $4,000 per month. Silver Lake holds a greater than 10% equity interest in Relativity. Due to Silver Lake's equity interests in Zuora and Relativity, Silver Lake may be deemed to have a material interest in these transactions. These agreements were entered into in the ordinary course of business and negotiated at arm's-length, and the October 2021 agreement predated Silver Lake's purchase of equity interest in Zuora.
Limitations on Liability and Indemnification Matters
Our Current Certificate contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties, except liability for:
•any breach of the director's duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.

If the A&R Charter is approved, our officers will also not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as an officer. See Proposal No. 4 for additional information.
Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees, in addition to the indemnification provided for in our Current Charter, or A&R Charter, if approved, and amended and restated bylaws. We also maintain directors' and officers' liability insurance.

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our amended and restated bylaws provide that, for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065, Attn: Corporate Secretary. Stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for nominations for election to the Board of Directors must comply with all requirements of Exchange Act Rule 14a-19(b) and our amended and restated bylaws.
To be timely for our 2025 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on March 14, 2025, and not later than the close of business on April 13, 2025. If the date of our 2025 annual meeting of stockholders is more than 30 calendar days before or more than 60 calendar days after the anniversary of our 2024 annual meeting of stockholders, the submission must be delivered not earlier than the close of business on the 105th day prior to the 2025 annual meeting of stockholders and no later than the close of business on the later of the 75th day prior to the 2025 annual meeting of stockholders and the 10th day following the public announcement of the 2025 annual meeting of stockholders. In addition, to comply with the SEC's universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, not later than April 28, 2025.
A stockholder’s notice to the Corporate Secretary must set forth the information required by our amended and restated bylaws as to each matter the stockholder proposes to bring before the annual meeting. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2025 annual meeting of stockholders must be received by us no later than January [__], 2025, in order to be considered for inclusion in our proxy materials for that meeting. Stockholder proposals submitted must include proof of ownership of Zuora stock in accordance with Exchange Act Rule 14a-8(b)(2).
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the fiscal year ended January 31, 2023, except that, due to administrative error (i) a late Form 4 was filed for each of Messrs. Cohen, McElhatton, and Traube on April 28, 2023, reporting a grant of RSUs on April 19, 2023, (ii) a late Form 4 was filed for Mr. Tzuo on April 28, 2023, reporting a grant of RSUs on April 25, 2023, (iii) a late Form 4 was filed for each of Mr. Goldman and Ms. Shenkan on July 11, 2023, reporting a sale of shares on July 5, 2023, (iv) a late Form 4 was filed for each of Messrs. Cohen and McElhatton on September 25, 2023, reporting a sale of shares on September 20, 2023, and (v) a late Form 4 was filed for each of Messrs. Cohen, McElhatton, Traube, and Tzuo on October 3, 2023, reporting PSUs earned on September 7, 2023.
Available Information
Our financial statements for our fiscal 2024 are included in our Annual Report, which we provide to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also available on our website at https://investor.zuora.com under “SEC Filings” in the “Financials” section of our website. In addition, we will mail, without charge, a copy of our Annual Report and Proxy Statement upon request. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may visit www.ProxyVote.com, call 1-800-579-1639, or send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available on the internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. Below are instructions to sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www.computershare.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 962-4284 or visit www.computershare.com with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report and proxy materials, including the Notice, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
A number of brokers with account holders who are our stockholders will be “householding” our Annual Report and proxy materials, including the Notice. A single Notice and, if applicable, a single set of Annual Report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time and may request additional copies of the Annual Report and Proxy Statement, by contacting Broadridge Financial Solutions, Inc., either by calling 1-866-540-7095 (toll free), or by writing to Broadridge Householding department, 51 Mercedes Way, Edgewood, NY 11717.
Any stockholders who share the same address and receive multiple copies of our Notice or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.
OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

Andrew M. Cohen
Chief Legal Officer and Corporate Secretary

Annex A

Key Operational and Financial Metric

This Proxy Statement includes the following key operational and financial metric:

•Annual Recurring Revenue (ARR). ARR represents the annualized recurring value at the time of initial booking or contract modification for all active subscription contracts at the end of a reporting period. ARR excludes the value of non-recurring revenue such as professional services revenue as well as contracts with new customers with a term of less than one year. ARR should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items.

Annex B

Proposed Amended and Restated Certificate of Incorporation
ZUORA, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Zuora, Inc., a Delaware corporation, hereby certifies as follows:
1. The name of this corporation is Zuora, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State was September 12, 2006.
2. The Amended and Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, as previously amended and/or restated, has been duly adopted by this corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: [•]	Zuora, Inc.

By:
	Name:	Tien Tzuo
	Title:	Chief Executive Officer

Exhibit A
ZUORA, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of this corporation is Zuora, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1. Total Authorized.
1.1. The total number of shares of all classes of stock that the Corporation has authority to issue is 1,010,000,000 shares, consisting of three classes: 500,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 500,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).
1.2. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.
2. Preferred Stock.
2.1. The Corporation’s Board of Directors (“Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

2.2. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.
3. Rights of Class A Common Stock and Class B Common Stock.
3.1. Equal Status. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
3.2. Voting Rights. Except as otherwise expressly provided by this Amended and Restated Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.
3.3. Dividends and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.4. Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.5. Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.6. Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
ARTICLE V: CLASS B COMMON STOCK CONVERSION
1. Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.
2. Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of (i) ten (10) years from the Initial Public Offering Closing (as defined below), (ii) the date on which the outstanding shares of Class B Common Stock represent less than five percent (5%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding or (iii) the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class

(each of the events referred to in (i), (ii) and (iii) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
3. Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
4. Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Amended and Restated Certificate of Incorporation or the Bylaws, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
5. Definitions.
(a) “Convertible Security” shall mean any evidences of indebtedness, shares or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.
(b) “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.
(c) “IPO Date” means April 11, 2018.
(d) “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or any Convertible Security.
(e) “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(f) “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder.
(g) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(i) by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, or (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder; or
(ii) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.
(h) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
(i) “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(j) “Qualified Stockholder” shall mean: (a) the record holder of a share of Class B Common Stock as of the IPO Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the IPO Date; (c) each natural person who, prior to the IPO Date, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Stockholder; (d) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (e) a Permitted Transferee.
(k) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5 of Article V:
(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;
(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(v) the fact that, as of the IPO Date or at any time after the IPO Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or
(vi) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the IPO Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the IPO Date, holders of voting securities of any such entity or Parent of such entity.
(l) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
6. Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.
7. Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.
8. Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
ARTICLE VI: AMENDMENT OF BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws, provided, further, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VII: MATTERS RELATING TO THE BOARD OF DIRECTORS
1. Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.
3. Classified Board. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock to the public (the “Initial Public Offering Closing”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Initial Public Offering Closing, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Initial Public Offering Closing. At each annual meeting of stockholders following the Initial Public Offering Closing, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class.
4. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board of Directors except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
5. Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VIII: DIRECTOR AND OFFICER LIABILITY
1. Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or an officer, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2. Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or an officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX: MATTERS RELATING TO STOCKHOLDERS
1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent.
2. Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer the Lead Independent Director (as defined in the Bylaws) or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons.
3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE X: SEVERABILITY
If any provision of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Amended and Restated Certificate of Incorporation (including without limitation, all portions of any section of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.
ARTICLE XI: AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
1. General. The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 1 of this Article XI, Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X or Article XII (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.
2. Changes to or Inconsistent with Section 3 of Article IV. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class B Common Stock, each voting separately as single classes, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XI.
ARTICLE XII: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Amended and Restated Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

ZUORA

ZUORA, INC.
101 REDWOOD SHORES PARKWAY
REDWOOD CITY, CA 94065
ATTN: CORPORATE SECRETARY

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 26, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZUO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 26, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V51412-P13827

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ZUORA, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kenneth A. Goldman
02) Joseph Osnoss
03) Tien Tzuo

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V51413-P13827

ZUORA, INC.
2024 Annual Meeting of Stockholders
June 27, 2024 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tien Tzuo and Andrew Cohen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZUORA, INC. that the stockholder(s) is/are entitled to vote at the 2024 Annual Meeting of Stockholders to be held at 9:30 AM, PDT on June 27, 2024, virtually at www.virtualshareholdermeeting.com/ZUO2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side